CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.50 per share	10,592,106(1)	$95.00	$1,006,250,070	$130,611.26

(1)	Includes additional shares of common stock that may be purchased by the underwriters.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-220331

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 4, 2019)

9,210,527 Shares

Hasbro, Inc.

Common Stock

Hasbro, Inc. (“Hasbro,” the “Company,” “we” or “us”) is offering 9,210,527 shares of our common stock, par value $0.50 per share (“common stock”). Our common stock is listed on The NASDAQ Global Select Market (“Nasdaq”) under the symbol “HAS”. The last reported sale price of our common stock on November 5, 2019 was $95.79 per share.

We intend to use the net proceeds of this offering to finance, in part, our proposed acquisition (the “Proposed Acquisition”) of Entertainment One Ltd., a Canadian corporation (“eOne”), and to pay related costs and expenses.

The closing of this offering is not conditioned upon the consummation of the Proposed Acquisition. If the Proposed Acquisition is not consummated, we intend to use the net proceeds of this offering to repurchase our common stock or for general corporate purposes, which may include debt repayment, capital expenditures and investments, as described under “Use of Proceeds.”

Investing in our common stock involves risks. See “Risk Factors” on page S-18 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total (1)
Public offering price	$95.00	$875,000,065
Underwriting discount	$2.85	$26,250,002
Proceeds, before expenses, to Hasbro	$92.15	$848,750,063

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares of our common stock, described below.

We have granted the underwriters the option, exercisable in whole or from time to time in part, to purchase up to an additional 1,381,579 shares of our common stock directly from us at the public offering price per share shown above, less the underwriting discount per share shown above, exercisable for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about November 8, 2019.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Citigroup

Citizens Capital Markets	MUFG	Scotiabank	SunTrust Robinson Humphrey

Co-Managers

BBVA	Huntington Capital Markets	SMBC

The date of this prospectus supplement is November 5, 2019.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. We do not take responsibility for any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make

S-i

such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference, or any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus or an applicable free writing prospectus is delivered or securities are sold at a later date. Our business, financial condition and results of operations (or those of eOne) may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, (1) references to “Hasbro,” the “Company,” “we” or “us” and similar references refer to Hasbro, Inc. and its subsidiaries prior to the Proposed Acquisition or Hasbro, Inc. and its subsidiaries after completion of the Proposed Acquisition, in each case as the context requires, (2) references to the “combined company” refer to Hasbro and its subsidiaries after completion of the Proposed Acquisition and (3) references to “this offering” refer to this offering of shares of common stock pursuant to this prospectus supplement and the accompanying prospectus. Capitalized names of brands and products are service marks, trademarks or trade names of Hasbro or other persons.

This document consists of two parts. The first part is the prospectus supplement, which describes the specific details regarding this offering and the shares of our common stock offered hereby. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein as described under “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” in this prospectus supplement. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

References in this prospectus supplement to “U.S. dollars,” “U.S. $,” “USD,” “dollar” or “$” are to the currency of the United States of America, and references in this prospectus supplement to “pounds sterling,” “GBP,” “pounds” or “£” are to the currency of the United Kingdom.

We disclaim any responsibility to advise prospective purchasers regarding any legal, tax or business considerations that may affect the purchase or holding of, or the receipt of payments on, our common stock offered hereby. You should consult your own legal, tax and business advisors regarding an investment in our common stock.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Accordingly, such representations, warranties and covenants should not be relied upon by you for any purpose.

S-iii

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act” and, collectively, the “Private Securities Litigation Reform Act of 1995”). These “forward-looking statements” may relate to such matters as our business and marketing strategies, anticipated financial performance or business prospects in future periods, expected technological and product developments, the expected content of and timing for scheduled new product introductions or our expectations concerning the future acceptance of products by customers, the content and timing of planned entertainment releases including motion pictures, television and digital content, the consummation of the Proposed Acquisition and the anticipated benefits to be realized therefrom, marketing and promotional efforts, research and development activities, liquidity, and similar matters. Forward-looking statements are inherently subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “looking forward,” “may,” “planned,” “potential,” “should,” “will” or “would” or any variations of words with similar meanings.

We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed or anticipated herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include, among others:

•	our ability to achieve anticipated benefits of acquisitions (including the Proposed Acquisition) or investments;

•

our ability to successfully integrate eOne’s business and operations with our business and operations and to effectively manage our expanded operations following the closing of the Proposed Acquisition;

•	the diversion of our management’s time and resources and any business uncertainties caused by the announcement, pendency and execution of the Proposed Acquisition;

•	the possibility that consummation of the Proposed Acquisition exposes us to unknown liabilities;

•	circumstances that cause the conditions to the completion of the Proposed Acquisition not be satisfied or waived on a timely basis, or at all;

•	the broad discretion of our management to use the net proceeds from this offering if the Proposed Acquisition is not consummated;

•	any restrictions or limitations that may stem from financing arrangements we have or will enter into in the future;

•	our ability to successfully develop and grow our franchise and key partner brands, which constitute a substantial majority of our total revenues;

•

our ability to successfully re-imagine, re-invent and re-ignite our existing brands, products and product lines, including through the use of immersive entertainment experiences and progressive technology integrating digital and analog play, to keep them fresh and relevant and to maintain and further their success;

•	our ability to successfully design, develop, produce, introduce, market and sell innovative new brands, products, product lines and entertainment offerings in a timely and cost-effective manner,

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which achieve and sustain interest from retailers and consumers and keep pace with changes in consumer preferences and technology and the increasing sophistication of today’s children;

•

our ability to offer products that (i) expand consumer demand for our product offerings and do not significantly compete with our other existing product offerings and (ii) consumers want to purchase and select over competitors’ products;

•

concentration of manufacturing of the majority of our products by third party vendors in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of people and products into and out of China, the cost of producing products in China and the cost of exporting them to our other markets or affecting the exchange rates for the Chinese Renminbi, including, without limitation, the application of tariffs or other trade restrictions to some or all of the goods manufactured for us in China and exported to other markets, which could significantly increase the price of our products and substantially harm sales if applied to any significant amount of our products;

•

our ability to successfully diversify sourcing of our products to reduce reliance on sources of supply in China, including challenges associated with identifying and onboarding new vendors who may not be as experienced as our historical vendors in producing the types of products manufactured for us and in meeting the quality and compliance needs of our products, potentially exposing us to delayed supply, increased costs or product non-compliance, as well as risks associated with sourcing products from countries where the infrastructure is not as developed as it is in eastern China;

•

the application of tariffs and other trade restrictions impacting the cost of producing our products and importing them into markets around the world for sale, which could significantly increase the price of our products and substantially harm sales, including, without limitation, through the elimination of direct import orders where our customers take ownership of products at ports near the source of supply, and the shift to domestic orders, which require us to ship the products to the market, import them and warehouse them, thus raising costs to us, delaying the time of sale, and resulting in the potential loss of some orders entirely due to lack of timely supply or other matters;

•

our ability to successfully implement actions to lessen the impact of tariffs imposed on our products, including any changes to our supply chain, logistics capabilities, sales policies or pricing of our products;

•	the success of our key partner brands, and our ability to maintain, renew and extend solid relationships with our key partners;

•	successful brand and/or product introductions from competitors that capture market share and sales from us;

•

our ability to source and ship products in a timely and cost-effective manner and customers’ and consumers’ acceptance and purchase of those products in quantities and at prices that will be sufficient to profitably recover our costs for developing, marketing and selling those products;

•

our ability to successfully evolve and transform our business to address a changing global consumer landscape and retail environment, one in which online shopping and digital first marketing are becoming more and more critical and traditional retailers face challenges from disintermediation, and difficulties or delays we may experience in successfully implementing and developing new capabilities and making the changes to our business that are required to be successful under these changing marketplace conditions;

S-v

•

recessions, other economic downturns, challenging economic conditions, unfavorable changes in exchange rates or economic uncertainty affecting one or more of our significant markets, including, without limitation, the U.K., Brazil and Russia, which can negatively impact the financial health of our customers and consumers, and which can result in lower employment levels, consumer disposable income and consumer spending, including lower retailer inventories and spending on purchases of our products;

•	currency fluctuations, including movements in foreign exchange rates, which can lower our net revenues and earnings, and significantly impact our costs;

•

other economic and public health conditions or regulatory changes in the markets in which we and our customers and suppliers operate, which could create delays or increase our costs, such as higher commodity prices, labor costs or higher transportation costs, or outbreaks of diseases;

•	other risks associated with international operations, including expansion into emerging markets which have unique consumer preferences and business climates;

•	delays, increased costs, lack of consumer acceptance or other difficulties associated with the development and offering of our or our partners’ entertainment, digital or media initiatives;

•

the risk that the market appeal of our licensed products will be less than expected or that sales revenue generated by these products will be insufficient to cover the minimum guaranteed royalties or other commitments;

•

the concentration of our customers, potentially increasing the negative impact to us of difficulties, including bankruptcies, experienced by any of our customers or changes in their purchasing or selling patterns;

•

an adverse change in purchasing policies or promotional programs, or the bankruptcy or other economic difficulties or lack of success, of one or more of our significant retailers comprising our relatively concentrated retail customer base, which could negatively impact our revenues or bad debt exposure;

•

the impact of the bankruptcy of Toys“R”Us in the U.S., Canada and the U.K., and the subsequent liquidation of the Toys“R”Us business in the U.S. and the U.K., as well as the economic difficulty of Toys“R”Us in other markets, or the bankruptcy or lack of success of another retail customer of ours, such as Sears Holdings Corporation, any of which could negatively impact our revenues, result in lost sales to customers, create bad debt expense and create other challenges for us and our financial performance as we attempt to recapture this lost business through other customers or channels, and any inability or delay we suffer in recapturing all of the lost business;

•	uncertainty as to the future of the Toys“R”Us business elsewhere in the world, and associated reductions in sales to Toys“R”Us;

•

our ability to generate sales during the second half of the year, particularly during the relatively brief holiday shopping season, which is the period in which we derive a substantial portion of our revenues and earnings;

•

the inventory policies of our retail and e-commerce customers, including potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of our revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques, increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules;

S-vi

•	the impact of retail inventory overhang in one or more of our key markets, which can reduce purchases of our products from our customers and lower our revenues and profitability;

•	our ability to evolve our business quickly and efficiently to respond to the challenges of today’s converged retail environment;

•	work stoppages or disruptions which may impact our ability to manufacture or deliver products in a timely and cost-effective manner;

•	our ability to successfully develop, produce and distribute movies under our relationship with Paramount Pictures Corporation, and consumer interest in those movies and related merchandise;

•

consumer interest in and acceptance of programming and entertainment created by Hasbro Studios and/or Allspark Pictures, as well as products related to such programming and entertainment, and other factors impacting the financial performance of Hasbro Studios, Allspark Pictures and the Discovery Family Channel;

•

the ability to develop and distribute compelling entertainment, including television, movies and digital content, based on our brands, in a timely and financially profitable manner, and the success of that entertainment in driving consumer interest in and engagement with our brands;

•	our ability to hire and retain key officers and employees who are critical to our success;

•	our ability to successfully protect our intellectual property rights;

•

the costs of complying with product safety and consumer protection requirements worldwide, including the risk that greater regulation in the future may increase such costs, may require changes in our products and/or may impact our ability to sell some products in particular markets in the absence of making changes to such products;

•

the risk that one of our third-party manufacturers will not comply with applicable labor, consumer protection, product safety or other laws or regulations, or with aspects of our Global Business Ethics Principles, and that such noncompliance will not be promptly detected, either of which could cause damage to our reputation, harm sales of our products, result in product recalls and potentially create other liabilities for us;

•	the risk we will lose rights to a significant licensed property or properties, which will harm our revenues and earnings;

•

the risk that we may face product recalls or product liability suits relating to products we manufacture or distribute which may have significant direct costs to us and which may also harm our reputation and our products, potentially harming future product sales;

•

the impact of competition on revenues, margins and other aspects of our business, including our ability to offer products which consumers choose to buy instead of competitor’s products, the ability to secure, maintain and renew popular licenses, and the ability to attract and retain employees;

•

the risk that any litigation or arbitration disputes or government and regulatory investigations could entail significant resources and expense and result in significant fines or other harm to our business or reputation;

S-vii

•	our ability to maintain or obtain external financing on terms acceptable to us in order to meet working capital needs;

•

the risk that one or more of the counterparties to our financing arrangements may experience financial difficulties or otherwise be unable or unwilling to allow us to access financing under such arrangements;

•

unforeseen circumstances, such as severe softness in or collapse of the retail and/or banking environment that may result in a significant decline in our revenues and operating results, thereby causing us to be in non-compliance with our debt covenants and being unable to utilize borrowings under our revolving credit facility, a circumstance likely to occur when operating shortfalls would result in us being in the greatest need of such supplementary borrowings;

•

market conditions, third party actions or approvals, the impact of competition and other factors that could delay or increase the cost of implementation of our programs, or alter our actions and reduce actual results;

•

the risk that we may be subject to claims, penalties, fines, sanctions or additional taxes for failure to comply with applicable laws or regulations in any of the markets in which we operate, or that governmental regulations or requirements will require changes in the manner in which we do business and/or increase the costs of doing business;

•

failure to operate our information systems and implement new technology effectively, as well as maintain the systems and processes designed to protect our electronic data and the data of our customers, consumers and employees, including the damage that could result from a breach of any of that data;

•	changes in, or different interpretations of, income tax laws and rules, and changes in our geographic operating results, which may impact our effective tax rate;

•	the risk that our reported goodwill may become impaired, requiring us to take a charge against our income; or

•

changes in regulations, increased costs and/or economic uncertainty associated with the U.K. vote to leave the European Union (“EU”), commonly referred to as Brexit, which may make it more difficult and/or costly for us to supply products to the UK or other parts of the EU, harm our sales and lower the profitability of our business in the U.K. and the EU.

These factors and the other risk factors described in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, we cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. You should carefully read the section entitled “Risk Factors” in this prospectus supplement as well as such section included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which is incorporated into this prospectus supplement by reference and may be updated and modified periodically in our reports filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” for more information on these reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources they believe to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

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SUMMARY

This summary highlights certain information about this offering, our business, the Proposed Acquisition and the other transactions related thereto. This is a summary of information contained elsewhere in this prospectus supplement, the accompanying prospectus or documents incorporated by reference herein and does not contain all of the information that you should consider before investing in our common stock. For a more complete understanding of the Company and this offering, you should read this entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus and all documents incorporated by reference herein.

Hasbro, Inc.

We are a global play and entertainment company committed to Creating the World’s Best Play and Entertainment Experiences. We strive to do this through deep consumer engagement and the application of consumer insights, the use of immersive storytelling to build brands, product innovation and the development of global business reach. We apply these principles to leverage our owned and controlled brands, including Franchise Brands BABY ALIVE, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, as well as the brands of our partners included in our Partner Brands portfolio. From toys and games to television, movies, digital gaming and other forms of digital entertainment and a comprehensive consumer products licensing program, Hasbro fulfills the fundamental need for play and connection for children and families around the world. Our entertainment labels, Allspark Pictures and Allspark Animation, create entertainment-driven brand storytelling across mediums, including television, film and more.

Each of these principles are executed globally in alignment with our strategic plan, the brand blueprint. At the center of this blueprint, we re-imagine, re-invent and re-ignite our owned and controlled brands and imagine, invent and ignite new brands. As the global consumer landscape, shopping behaviors and the retail environment continue to evolve, we continue to transform and reimagine our business strategy. This transformation includes changing many of the ways we organize across our brand blueprint, re-shaping us to become a better equipped and adaptive, digitally driven organization, including investing in the development of an omni-channel retail presence.

Hasbro generates revenue and earns cash by developing, marketing and selling products based on global brands in a broad variety of consumer goods categories and distribution of television programming and other content based on the Company’s properties, as well as through the out-licensing of rights for third parties to use its properties in connection with products, including digital media and games and other consumer products. Hasbro also leverages its competencies to develop and market products based on well-known licensed brands including, but not limited to, BEYBLADE, DISNEY PRINCESS and DISNEY FROZEN, DISNEY’S DESCENDANTS, MARVEL, SESAME STREET, STAR WARS, and DREAMWORKS’ TROLLS. MARVEL, STAR WARS, DISNEY PRINCESS, DISNEY FROZEN and DISNEY’S DESCENDANTS are owned by The Walt Disney Company.

Hasbro’s business is separated into three principal business segments: (1) U.S. and Canada, (2) International, and (3) Entertainment, Licensing and Digital. Hasbro’s executive offices are located at 1027 Newport Avenue, Pawtucket, Rhode Island 02861, and our telephone number is (401) 431-8697.

Proposed Acquisition of eOne and Strategic Rationale

On August 22, 2019, we entered into an Arrangement Agreement (as defined and further described below), pursuant to which we agreed to acquire eOne, a global independent studio that specializes in the development, acquisition, production, financing, distribution and sales of entertainment content, subject to the terms and conditions set forth in the Arrangement Agreement. We believe the Proposed Acquisition will accelerate our brand blueprint strategy by adding eOne’s family brands, exceptional, proven TV and film expertise, and veteran executive leadership to the combined company.

Enhances our brand portfolio with two beloved global preschool brands, new brands in development and enhanced brand development capabilities

•	We expect the addition of two beloved global preschool brands–Peppa Pig and PJ Masks–and an attractive set of new brands under development to enhance Hasbro’s robust brand portfolio.

•

The acquisition of highly profitable and merchandisable preschool brands is a strategic growth opportunity for Hasbro in the Infant and Preschool category, the largest super-category in the toy and game industry in the Group of Eleven markets, according to the NPD Group, and one in which Hasbro is currently underrepresented.

•	Peppa Pig has thrived for over a decade and extended itself to new profit streams and markets that continue its success.

•	PJ Masks’ growth outlook is supported by new formats and rollouts in new regions, including China.

•	A slate of additional brands are under development.

•	We believe eOne’s property development expertise can be applied to, and further the success of, our brands.

Adding exceptional, proven TV and film expertise

•

We anticipate growth by leveraging eOne’s television and film development, production and distribution expertise to dramatically enhance our storytelling capabilities and the franchise economics for us from our entertainment initiatives.

•

By playing a larger internal role in developing, owning and strategically distributing content, we expect to capture greater franchise economics for the combined company than has been the case for Hasbro as a standalone company.

•	eOne brings profitable, growing capabilities in scripted and unscripted TV development and production for global audiences.

•

eOne’s live action and animation capabilities present multiple avenues to bring Hasbro’s franchises to life as over-the-top media platforms and networks are increasingly interested in new, unexploited intellectual property while studios reclaim content for their proprietary platforms.

•

In film, eOne has been transforming its business to focus on high-quality premium talent-driven content in which it has a greater creative and financial stake, including titles directed to children and families like Clifford the Big Red Dog and Monster Problems.

Leveraging talented executive team across all areas of entertainment and strong Canadian presence

•	Key eOne executives have agreed to remain with the combined company.

•	eOne’s seasoned entertainment executives with deep talent relationships and creative drive are expected to further strengthen Hasbro’s talented team.

•	eOne has an expanded global organization, with presence in London, Los Angeles, Toronto, New York, Hong Kong, Melbourne and Shanghai.

•

eOne’s Canadian presence is an important base for creative talent and best-in-class studio capabilities, significantly expanding Hasbro’s Canadian presence and access to talent and positioning the combined company and Entertainment One Canada Ltd. for ongoing success in Canada, including in relation to its robust pipeline of television and film projects.

Financial benefits

•

We expect the Proposed Acquisition to create meaningful financial benefits, including global annual run rate revenue and cost synergies of approximately $130 million by 2022, driven by integration benefits, substantial revenue gains and cost savings from moving a significant portion of eOne’s toy business in-house (in-sourcing) and enhancing the profitability of eOne’s licensing and merchandising activities by utilizing our capabilities in those areas and by bringing eOne’s creative, film and television capabilities to bear on an expanded portfolio of intellectual property.

•

The addition of eOne to Hasbro is expected to be accretive to adjusted earnings per share in the first year following the transaction, adjusted to exclude one-time transaction costs and purchased intangible amortization.

•	We believe there is meaningful potential for additional revenue growth and expanded franchise economics with enhanced brand-drive animation and live action TV and film entertainment.

Our ability to achieve the strategic and financial benefits of the Proposed Acquisition are subject to various risks and uncertainties. See “Risk Factors—Risks Related to Our Business Following the Consummation of the Proposed Acquisition.”

About eOne

eOne’s diversified expertise spans film, television and music production and sales, family programming, merchandising and licensing, and digital content. eOne’s network includes international feature film distribution company Sierra/Affinity; Amblin Partners with DreamWorks Studios, Participant Media, and Reliance Entertainment; Makeready with Brad Weston; unscripted television production companies Whizz Kid Entertainment, Renegade 83, Daisybeck and Blackfin; live entertainment leaders Round Room Entertainment; music labels Dualtone Music Group, Last Gang and music platform Audio Network; and content and technology studio Secret Location. eOne’s extensive rights library is exploited across all media formats and includes about 80,000 hours of film and television content and approximately 40,000 music tracks. eOne is currently operated through, and reports results across, two divisions: (1) Family & Brands and (2) Film, Television & Music. For more information concerning eOne, see “Operating and Financial Review for eOne” included in our Current Report on Form 8-K filed on November 4, 2019.

Arrangement Agreement

Under the Arrangement Agreement (the “Arrangement Agreement”) among Hasbro, 11573390 Canada Inc., a Canadian corporation and a wholly owned subsidiary of Hasbro (“Acquireco”), and eOne, subject to the terms and conditions set forth in the Arrangement Agreement, Hasbro will acquire all of the issued and outstanding common shares of eOne by means of a statutory arrangement under the Canada Business Corporations Act.

Subject to the terms and conditions set forth in the Arrangement Agreement, upon the effectiveness of the Proposed Acquisition, each outstanding common share of eOne (subject to limited exceptions) will transfer to Acquireco in exchange for £5.60 per share in cash (the “Consideration”).

The completion of the Proposed Acquisition is subject to satisfaction or waiver of customary closing conditions, including (1) the receipt of the required approval from eOne shareholders (which was obtained on October 17, 2019), (2) the approval of the Proposed Acquisition by the Ontario Superior Court of Justice (which was obtained on October 21, 2019), (3) the receipt of required regulatory approvals, including pursuant to the Investment Canada Act and certain other governmental consents, and (4) the absence of any legal impediments to consummation of the Proposed Acquisition. The Arrangement Agreement contains termination rights for each of Hasbro and eOne under certain circumstances, including if the consummation of the Proposed Acquisition does not occur on or before December 31, 2019, subject to extension to March 30, 2020 if one or more regulatory approvals remains outstanding. We currently expect the Proposed Acquisition to close late in the fourth quarter of 2019 or early in the first quarter of 2020.

The Arrangement Agreement is described in more detail in our Current Report on Form 8-K filed with the SEC on August 22, 2019, which is incorporated by reference into this prospectus supplement.

Financing Transactions

Hasbro Term Loan Facility

On September 20, 2019, we entered into a $1.0 billion Term Loan Agreement (the “Term Loan Agreement”) with Bank of America, N.A., as administrative agent, and certain financial institutions, as lenders, pursuant to which such lenders committed to provide, contingent upon the completion of the Proposed Acquisition and certain other customary conditions to funding, (1) a three-year senior unsecured term loan facility in an aggregate principal amount of $400.0 million and (2) a five-year senior unsecured term loan facility in an aggregate principal amount of $600.0 million ((1) and (2) collectively, the “Hasbro Term Loan Facility”). The Term Loan Agreement contains affirmative and negative covenants typical for this type of facility, and our obligations thereunder may be accelerated upon customary events of default. The Term Loan Agreement is described in more detail in our Current Report on Form 8-K filed with the SEC on September 24, 2019, which is incorporated by reference into this prospectus supplement.

Other Unsecured Debt

We intend to incur approximately $2.475 billion of additional unsecured debt in order to finance the Proposed Acquisition in part. Such unsecured debt may consist of senior unsecured notes, borrowings under our commercial paper program and/or our revolving credit facility (“Other Unsecured Debt”). Our total debt to Adjusted EBITDA leverage ratio at September 29, 2019 was 1.9 to 1.0 and, after giving effect to the incurrence of term loans under the Term Loan Agreement, the incurrence of Other Unsecured Debt and the completion of the Proposed Acquisition and the other transactions related thereto, our pro forma total debt to pro forma Adjusted EBITDA leverage ratio (calculated using pro forma Adjusted EBITDA for the year ended December 30, 2018) would have been 4.1 to 1.0. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock offered hereby.

Hedging Arrangements

As the Consideration for the Proposed Acquisition is denominated in pounds sterling, we have entered into certain currency forward contracts and purchased options (collectively, the “Hedging Arrangements”) in order to hedge our exposure to fluctuations in the exchange rate between U.S. dollars and pounds sterling. Depending on the U.S. dollar / pounds sterling exchange rate in effect at the applicable time of expiration of each such Hedging Arrangement, we may receive net cash in respect thereof. Based on the exchange rate on the date of this prospectus supplement, we currently expect to receive approximately $90 million of cash proceeds in respect of currency Hedging Arrangements entered into in connection with the Proposed Acquisition. Changes in the U.S. dollar / pounds sterling exchange rate may result in a reduction or increase in the amount of proceeds we will receive from such Hedging Arrangements. In addition, the expiration of any such Hedging Arrangements (and corresponding receipt of cash proceeds) may occur after the consummation of the Proposed Acquisition.

Bridge Facility

In addition, on August 22, 2019, we entered into a bridge commitment letter (the “Bridge Commitment”) with BofA Securities, Inc. and Bank of America, N.A. providing for up to a £3.6 billion 364-day senior unsecured bridge loan facility (the “Bridge Facility”). The availability of borrowings under the Bridge Facility is subject to customary conditions. As of the date of this prospectus supplement, we have terminated approximately £800 million of commitments under the Bridge Commitment in connection with the entry by Hasbro into the Hasbro Term Loan Facility. We do not expect to borrow under this Bridge Facility if we are able to raise sufficient proceeds to finance the Transactions.

Sources and Uses

The following table outlines the estimated sources and uses of funds for the Proposed Acquisition and related eOne debt repayment and costs and expenses (collectively, the “Transactions”). The dollar amounts presented below will likely vary from the estimates reflected in the following table, in particular due to fluctuations in exchange rates. See “Use of Proceeds.”

Sources of Funds		Uses of Funds(2)
(in $ billions)
Shares offered in this offering (1)	0.875	Consideration	3.781
Hasbro Term Loan Facility	1.000	Principal amount of eOne Notes repaid	0.540
Other Unsecured Debt	2.475	Repayment of other borrowings	0.190
Cash on hand, including proceeds from Hedging Arrangements	0.321	Transaction costs and expenses(3)	0.160

Total sources of funds	4.671	Total uses of funds	4.671

(1)	Assumes the underwriters do not exercise their option to purchase additional shares of our common stock.
(2)

The consideration is denominated in pounds sterling, and is estimated using an exchange rate of £1.0000 to $1.2984, which represents the spot rate on October 18, 2019. The principal amount of eOne Notes (as described and defined in footnote (3) below) and certain borrowings of eOne are also denominated in pounds sterling, and are estimated using an exchange rate of £1.0000 to $1.2697, which represents the spot rate on June 30, 2019; this rate was chosen in order to present the U.S. dollar value of this indebtedness consistently with the presentation in the unaudited pro forma condensed combined financial information that is included and incorporated by reference into this prospectus supplement. Lastly, certain transaction costs and expenses are also denominated in pounds sterling, and are estimated using an exchange rate of £1.0000 to $1.28049, which represents the average exchange rate for the three months ended June 30, 2019; this rate was chosen in order present the U.S. dollar value of these costs consistently with the presentation in the unaudited pro forma condensed combined financial information that is included and incorporated by reference into this prospectus supplement.

(3)

Includes indicative costs associated with the redemption of eOne Notes as well as discounts and financing fees. As of the date of this prospectus supplement, £425.0 million in aggregate principal amount of eOne’s 4.625% Senior Secured Notes due 2026 (the “eOne Notes”) are issued and outstanding. In connection with the consummation of the Proposed Acquisition, we may elect to redeem the eOne Notes pursuant to the various available redemption features thereof. The foregoing does not constitute a notice of redemption under the indenture governing the eOne Notes, and is not an indication of any determination as to whether any such redemption will occur.

THE OFFERING

The summary below contains basic information about this offering and may not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf that we may provide to you in connection with this offering and the documents incorporated and deemed to be incorporated by reference herein before making an investment decision. As used in this section, unless the context otherwise requires, references to “we,” “us,” “Hasbro” and “the Company” and similar references refer only to Hasbro, Inc. and not to its consolidated subsidiaries.

Issuer	Hasbro, Inc., a Rhode Island corporation.

Common Stock Offered	9,210,527 shares of our common stock (excluding the shares of common stock that the underwriters have the option to purchase as described below).

Underwriters’ Option	We have granted the underwriters the option, exercisable in whole or from time to time in part, to purchase up to an additional 1,381,579 shares of our common stock directly from us, exercisable for 30 days after the date of this prospectus supplement.

Approximate Number of Shares of Our Common Stock to be Outstanding after this Offering	135,451,741 shares (or 136,833,320 shares if the underwriters exercise their option to purchase additional shares of our common stock in full).

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts but not estimated offering expenses, will be approximately $848,750,063 (or approximately $976,062,568 if the underwriters exercise their option to purchase additional shares of our common stock in full). We intend to use these net proceeds to finance a portion of the Transactions. If for any reason the Proposed Acquisition is not consummated, we intend to use the net proceeds of this offering to repurchase our common stock or for general corporate purposes, which may include debt repayment, capital expenditures and investments. See “Use of Proceeds.”

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders	The material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by non-U.S. holders (as defined herein) are described in “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

Listing	Our common stock is listed on Nasdaq under the symbol “HAS”.

Dividend Policy

We have historically paid quarterly dividends on our common stock; however, the declaration, amount, timing and payment of any future dividends are subject to the determination and approval of our Board of Directors based on then-current or anticipated future conditions, including our results of operations, capital requirements, financial condition, legal requirements or other factors deemed relevant by our Board of Directors. See “Price Range of Common Stock and Dividend Policy.”

Transfer Agent and Registrar	The registrar and transfer agent for our common stock is Computershare Trust Company, N.A.

Risk Factors	Investing in our common stock involves risks. You should consider carefully the specific factors set forth under the caption “Risk Factors” in this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018, our Quarterly Report on Form 10-Q for the quarterly and nine-month periods ended September 29, 2019 and the other filings with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

The number of shares of common stock outstanding immediately following this offering that appears above is based on the number of shares of common stock outstanding as of November 5, 2019 and excludes:

•	1,381,579 shares of our common stock issuable upon the exercise of the underwriters’ option to purchase additional shares of our common stock; and

•	an aggregate of approximately 3,772,185 shares of our common stock reserved for issuance upon exercise of outstanding stock options or other awards granted under our stock-based compensation programs.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF HASBRO

We derived the following summary historical consolidated financial and other data as of and for each of the years ended December 30, 2018, December 31, 2017 and December 25, 2016, from our audited consolidated financial statements and related notes, as of and for the nine months ended September 29, 2019, from our unaudited consolidated financial statements and related condensed notes, and as of and for the nine months ended September 30, 2018, from our unaudited consolidated financial statements and related condensed notes, each of which is incorporated by reference in this prospectus supplement (with the exception of our audited balance sheet as of December 25, 2016). You should not consider our results for the nine-month or annual periods, or our financial condition as of any such dates, to be indicative of our results or financial condition to be expected for or as of any future period. Our unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the unaudited interim periods. The summary historical consolidated financial information and other data presented below does not contain all of the information you should consider before deciding whether to invest in our common stock, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and our Quarterly Report on Form 10-Q for the quarterly and nine-month periods ended September 29, 2019 and our consolidated financial statements and notes thereto, in each case incorporated by reference into this prospectus supplement.

In Thousands of Dollars Except Per Share Data	Fiscal Year			Nine Months Ended
	2018	2017	2016	September 29, 2019	September 30, 2018
Consolidated Statements of Operations Data:
Net revenues	$4,579,646	5,209,782	5,019,822	3,292,220	3,190,485
Operating Profit	$331,052	810,359	788,048	461,670	320,505
Net earnings	$220,434	396,607	533,151	253,109	211,668
Net loss attributable to noncontrolling interests	$—	—	(18,229)	—	—
Net earnings attributable to Hasbro, Inc.	$220,434	396,607	551,380	253,109	211,668
Per Common Share Data:
Basic	$1.75	3.17	4.40	2.00	1.68
Diluted	$1.74	3.12	4.34	1.99	1.67
Cash dividends declared	$2.52	2.28	2.04	2.04	1.89
Consolidated Balance Sheets Data (end of period):
Total assets	$5,262,988	5,289,983	5,091,366	5,554,624	5,495,329
Total long-term debt	$1,709,895	1,709,895	1,559,895	1,709,895	1,709,895
Total shareholders’ equity	$1,754,486	1,829,957	1,862,736	1,840,907	1,887,281

Other Financial Data from Continuing Operations

In Thousands of Dollars Except Per Share Data	Fiscal Year			Nine Months Ended
	2018	2017	2016	September 29, 2019	September 30, 2018
Adjusted operating profit	$598,317	810,359	820,906	461,670	408,282
Adjusted net earnings	$488,789	693,119	566,054	359,847	319,193
Adjusted net earnings (diluted per share amount)	$3.85	5.46	4.46	2.83	2.52
EBITDA	$529,186	1,056,254	944,364	499,006	468,709
Adjusted EBITDA	$796,451	1,036,343	977,222	635,316	556,486

We believe that adjusted operating profit, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP financial measures, provide investors with an understanding of the underlying performance of our business absent unusual events. We believe that EBITDA and Adjusted EBITDA, which are also non-GAAP financial measures, are appropriate measures for evaluating our operating performance because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. Reconciliations of these non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP follow:

In Thousands of Dollars	Nine Months Ended
	September 29, 2019	September 30, 2018
Reconciliation of Adjusted Operating Profit
Operating profit	461,670	$320,505
Pre-tax effect of Toys“R”Us(1)	—	$70,428
Pre-tax effect of severance(2)	—	$17,349

Non-GAAP adjustments	—	$87,777

Adjusted operating profit	461,670	$408,282

(1)

In the first quarter of 2018, Toys“R”Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense of $70,428 on outstanding Toys“R”Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(2)

In the first quarter of 2018, the Company incurred severance charges of $17,349, primarily outside the United States, related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused.

In Thousands of Dollars	Fiscal Year
	2018	2017	2016
Reconciliation of Adjusted Operating Profit
Operating profit	$331,052	810,359	788,048
Pre-tax effect of Toys“R”Us(1)	$60,360	—	—
Pre-tax effect of severance(2)	$89,349	—	—
Goodwill impairments(3)(4)	117,556	—	32,858

Non-GAAP adjustments	$267,265	—	32,858

Adjusted operating profit	$598,317	810,359	820,906

(1)

In the first quarter of 2018, Toys“R”Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense of $70,428 on outstanding Toys“R”Us receivables, royalty expense, inventory obsolescence as well as other related costs.

In the fourth quarter of 2018, the Company made adjustments to the charges previously recorded based on its final settlement with Toys“R”Us. The total incremental cost impact of Toys“R”Us was $60,360.
(2)

In the first quarter of 2018, the Company incurred $17,349 of severance charges, primarily outside the United States, related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused. Additionally, in the fourth quarter of 2018, the Company recorded an additional $72,000 of severance charges.

(3)

In the fourth quarter of 2018, the Company conducted its annual impairment test. The results of such test resulted in a write-off of goodwill from its Backflip business of $86,253, as well as impairments of certain definite-lived intangible assets totaling $31,303.

(4)	In fiscal year 2016, the Company recorded a goodwill impairment charge of $32,858 in the Company’s Entertainment, Licensing and Digital segment.

In Thousands of Dollars Except Per Share Data; all adjustments reported after-tax	Nine Months Ended
	September 29, 2019	Diluted Per Share Amount	September 30, 2018	Diluted Per Share Amount
Reconciliation of Net Earnings and Earnings per Share
Net earnings	$253,109	1.99	211,668	1.67
After-tax effect of Toys“R”Us	$—	—	61,372	0.48
After-tax effect of severance	$—	—	15,699	0.12
Impact of Tax Reform(1)	$—	—	30,454	0.24
Acquisition-related foreign exchange loss(2)	$20,886	0.16	—	—
After-tax effect of pension plan(3)	$85,852	0.68	—	—

Adjusted net earnings	$359,847	2.83	319,193	2.52

(1)	The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in the first quarter of 2018.
(2)

Reflects the impact of the Hedging Arrangements, which do not qualify for hedge accounting and, as such, were marked to market through other expense in the Company’s Consolidated Statement of Operations. In the third fiscal quarter of 2019, the impact was a loss of $25,533, or $20,886 after-tax.

(3)	In the second quarter of 2019, the Company recognized a $110,777 non-cash charge ($85,852 after-tax) related to the settlement of its U.S. defined benefit pension plan liability.

	Fiscal Year
In Thousands of Dollars Except Per Share Data; all adjustments reported after-tax	2018	Diluted Per Share Amount	2017	Diluted Per Share Amount	2016	Diluted Per Share Amount
Reconciliation of Net Earnings and Earnings per Share
Net earnings	$220,434	1.74	396,607	3.12	551,380	4.34
After-tax effect of Toys“R”Us	$52,829	0.42	—	—	—	—
After-tax effect of severance	$77,948	0.61	—	—	—	—
Impact of Tax Reform(1)	$40,650	0.32	296,512	2.33	—	—
Goodwill impairment charge	—	—	—	—	14,674	0.12
Asset impairments	$96,928	0.76	—	—	—	—

Adjusted net earnings	$488,789	3.85	693,119	5.46	566,054	4.46

(1)	The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in 2018.

In Thousands of Dollars
	Nine Months Ended
	September 29, 2019	September 30, 2018
Reconciliation of EBITDA and Adjusted EBITDA
Net earnings	$253,109	211,668
Interest expense	$67,096	68,391
Income taxes (including Tax Reform)	$42,340	63,862
Depreciation	$101,016	104,915
Amortization of intangibles	$35,445	19,873
EBITDA	$499,006	468,709
Pre-tax effect of Hedging Arrangements(1)	$25,533	—
Pre-tax effect of pension plan(2)	$110,777	—
Pre-tax effect of Toys“R”Us(3)	$—	70,428
Pre-tax effect of severance(4)	$—	17,349

Non-GAAP adjustments to EBITDA	$136,310	87,777

Adjusted EBITDA	$635,316	556,486

(1)

The Hedging Arrangements do not qualify for hedge accounting and, as such, were marked to market through other expense in the Company’s Consolidated Statement of Operations. In the third fiscal quarter of 2019, the impact was a loss of $25,533, or $20,886 after-tax.

(2)	In the second quarter of 2019, the Company recognized a $110,777 non-cash charge, or $85,852 after-tax, related to the settlement of its U.S. defined benefit pension plan liability.
(3)

In the first quarter of 2018, Toys“R”Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense of $70,428 on outstanding Toys“R”Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(4)

In the first quarter of 2018, the Company incurred severance charges of $17,349, primarily outside the United States, related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused.

In Thousands of Dollars
	Fiscal Year
	2018	2017	2016
Reconciliation of EBITDA and Adjusted EBITDA
Net earnings	$220,434	396,607	551,380
Net loss attributable to Noncontrolling Interests	—	—	(18,229)
Interest expense	$90,826	98,268	97,405
Income taxes (including Tax Reform)	$49,968	389,543	159,338
Depreciation	$139,255	143,018	119,707
Amortization of intangibles	$28,703	28,818	34,763
EBITDA	$529,186	1,056,254	944,364
Pre-tax effect of Toys“R”Us(1)	$60,360	—	—
Pre-tax effect of severance(2)	$89,349	—	—
Goodwill impairments(3)(5)	$117,556	—	32,858
Impact of Tax Reform(4)	$—	(19,911)	—

Non-GAAP adjustments to EBITDA	$267,265	(19,911)	32,858

Adjusted EBITDA	$796,451	1,036,343	977,222

(1)

In the first quarter of 2018, Toys“R”Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense of $70,428 on outstanding Toys“R”Us receivables, royalty expense, inventory obsolescence as well as other related costs. In the fourth quarter of 2018, the Company made adjustments to the charges previously recorded based on its final settlement with Toys“R”Us. The total incremental cost impact of Toys“R”Us was $60,360.
(2)

In the first quarter of 2018, the Company incurred $17,349 of severance charges, primarily outside the United States, related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused. Additionally, in the fourth quarter of 2018, the Company recorded an additional $72,000 of severance charges.

(3)

In the fourth quarter of 2018, the Company conducted its annual impairment test. The results of such test resulted in a write-off of goodwill from its Backflip business of $86,253, as well as impairments of certain definite-lived intangible assets totaling $31,303.

(4)

As a result of the U.S. tax reform that was passed in December 2017, the Company estimated a gain of $19,911 related to a change in the value of a long-term liability due to the change in corporate tax rate that took effect in 2018.

(5)	In fiscal year 2016, the Company recorded a goodwill impairment charge of $32,858 in the Company’s Entertainment, Licensing and Digital segment.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF eONE

We derived the following summary historical consolidated financial and other data as of and for each of the years ended March 31, 2019 and March 31, 2018 from eOne’s audited consolidated financial statements and related notes, and as of and for the quarter ended June 30, 2019 from eOne’s unaudited consolidated financial statements and related notes, each of which is incorporated by reference in this prospectus supplement. The summary historical consolidated financial information and other data presented below does not contain all of the information you should consider before deciding whether to invest in our common stock, and should be read in conjunction with the “Operating and Financial Review for eOne” and eOne’s consolidated financial statements and notes thereto, incorporated by reference into this prospectus supplement.

In Millions of Pounds Except Per Share Data	Year ended March 31, 2019	Year ended March 31, 2018	Quarter Ended June 30, 2019
Consolidated Income Statement Data
Revenue	941.2	1,029.0	173.1
Cost of sales	(617.4)	(731.8)	(128.2)
Gross profit	323.8	297.2	44.9
Impairment of financial assets	(14.4)	—	—
Other administrative expenses	(238.7)	(196.5)	(62.6)
Operating profit	70.7	100.7	(17.7)
Finance income	1.8	4.9	—
Finance costs	(41.4)	(40.7)	(26.2)
Profit (loss) before tax	31.1	64.9	(43.9)
Income tax (charge)/credit	(21.5)	3.9	3.4
Profit (loss) for the period	9.6	68.8	(40.5)

Attributable to:
Owners of the Company	6.0	53.9	(40.8)
Non-controlling interests	3.6	14.9	0.3

Earnings (loss) per share (pence):
Basic	1.3	12.4	(8.3)
Diluted	1.3	12.0	(8.3)

Consolidated Balance Sheet Data (end of period)
Total assets	1,901.8	1,804.7	2,199.3
Total current liabilities	636.2	615.3	617.2
Total non-current liabilities	550.9	523.3	757.9
Total equity	714.7	666.1	824.2

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information of Hasbro and eOne (which is being presented for illustrative purposes only) assumes that eOne had been owned by Hasbro for the period and at the date presented. Hasbro and eOne may have performed differently had they actually been combined for all periods or on the date presented. You should not rely on the following summary unaudited pro forma condensed combined financial information as being indicative of the results or financial condition that would have been achieved had Hasbro and eOne been combined during the periods or on the date presented or of the actual future results or financial condition of Hasbro to be achieved following consummation of the Proposed Acquisition. See “Risk Factors—Risks Related to Our Business Following the Consummation of the Proposed Acquisition—The actual results of operations and financial position of Hasbro after the Proposed Acquisition may differ materially from that contemplated by the unaudited pro forma condensed combined financial information included or incorporated by reference in this prospectus supplement.”

This information is only a summary, does not contain all of the information you should consider before deciding whether to invest in our common stock, and has been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information of Hasbro and eOne and the notes thereto included elsewhere in this document. See “Unaudited Pro Forma Condensed Combined Financial Information” included in our Current Report on Form 8-K filed on November 4, 2019.

	Pro Forma Combined
In Thousands of Dollars except Per Share Data	Fiscal Year	Nine Months Ended
	2018	September 29, 2019
Condensed Combined Statement of Operations Data
Net revenues	$5,949,086	4,200,594
Operating profit	$684,553	745,171
Net earnings attributable to Hasbro	$391,344	388,402

Per common share
Net earnings attributable to Hasbro
Basic	$2.92	2.90
Diluted	$2.91	2.88

As of September 29, 2019
Condensed Combined Balance Sheet Data
Total current assets	$3,993,648
Total assets	$11,057,915
Total current liabilities	$2,269,976
Total liabilities	$8,334,302
Total shareholders’ equity	$2,659,757

Other Pro Forma Financial Data from Continuing Operations

	Pro Forma Combined
In Thousands of Dollars	Fiscal Year	Nine Months Ended
	2018	September 29, 2019
Adjusted net earnings	$734,648	543,882
Adjusted operating profit	$1,033,374	775,082
EBITDA	$954,233	862,381
Adjusted EBITDA	$1,303,055	1,028,602

We believe that pro forma adjusted net earnings and adjusted operating profit, which are non-GAAP financial measures, provide investors with an understanding of the underlying performance of our business absent unusual events. We believe that pro forma EBITDA and pro forma Adjusted EBITDA, which are also non-GAAP financial measures, are appropriate measures for evaluating our operating performance because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. Reconciliations of these pro forma non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with pro forma GAAP follow:

Reconciliation of Adjusted Net Earnings

	Hasbro		eOne, adjusted for U.S. GAAP		Pro Forma Adjustments(1)		Pro Forma Combined
In Thousands of Dollars	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Jun-19	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Sep-19
Net earnings	$220,434	$253,109	$5,944	$14,288	$164,966	$121,005	$391,344	$388,402
Non-GAAP adjustments	268,355	106,738	74,949	48,742	—	—	343,304	155,480

Adjusted net earnings	$488,789	$359,847	$80,893	$63,030	$164,966	$121,005	$734,648	$543,882

Hasbro Non-GAAP Adjustments, net of tax:
Incremental costs impact of Toys“R”Us	$52,829	$—	$—	$—	$—	$—	$52,829	$—
Severance	77,948	—	—	—	—	—	77,948	—
Asset Impairments	96,928	—	—	—	—	—	96,928	—
Acquisition-related foreign exchange loss	—	20,886	—	—	—	—	—	20,886
Pension	—	85,852	—	—	—	—	—	85,852
Impact of Tax reform	40,650		—	—	—	—	40,650	—
eOne Non-GAAP Adjustments:			—	—	—	—	—	—
Home entertainment restructuring	—	—	76,864	6,062	—	—	76,864	6,062
Strategy-related restructuring	—	—	10,761	15,723	—	—	10,761	15,723
Acquisition-related expenses/(income)	—	—	(5,259)	6,965	—	—	(5,259)	6,965
Other expenses/(income)	—	—	(809)	1,161	—	—	(809)	1,161
Financing income (costs)			(1,214)	21,540			(1,214)	21,540
Tax impact on eOne non-GAAP adjustments			(5,394)	(2,709)	—	—	(5,394)	(2,709)

	$268,355	$106,738	$74,949	$48,742	$—	$—	$343,304	$155,480

Reconciliation of Adjusted Operating Profit

	Hasbro		eOne, adjusted for U.S. GAAP		Pro Forma Adjustments(1)		Pro Forma Combined
In Thousands of Dollars	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Jun-19	Fiscal Year Dec-18	Nine Months Ended Sep-19	Fiscal Year Dec-18	Nine Months Ended Sep-19
Operating profit	$331,052	$461,670	$58,315	$94,638	$295,186	$188,863	$684,553	$745,171
Non-GAAP adjustments	267,265	—	81,556	29,911	—	—	348,821	29,911

Adjusted operating profit	$598,317	$461,670	$139,871	$124,549	$295,186	$188,863	$1,033,374	$775,082

Non GAAP Adjustments:
Incremental costs impact of Toys“R”Us	$60,360	$—	$—	$—	$—	$—	$60,360	$—
Severance	89,349	—	—	—	—	—	89,349	—
Asset impairments	117,556	—	—	—	—	—	117,556	—
Home Entertainment restructuring	—	—	76,864	6,062	—	—	76,864	6,062
Strategy-related restructuring	—	—	10,761	15,723	—	—	10,761	15,723
Acquisition-related expenses/(income)	—	—	(5,259)	6,965	—	—	(5,259)	6,965
Other expenses/(income)	—	—	(809)	1,161	—	—	(809)	1,161

	$267,265	$—	$81,556	$29,911	$—	$—	$348,821	$29,911

Reconciliation of Pro Forma EBITDA and Adjusted EBITDA

	Hasbro		eOne, adjusted for U.S. GAAP		Pro Forma Adjustments(1)		Pro Forma Combined
In Thousands of Dollars	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Jun-19	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Sep-19
Net Earnings	$220,434	$253,109	$5,944	$14,288	$164,966	$121,005	$391,344	$388,402
Interest Expense	90,826	67,096	45,714	63,740	82,326	59,677	218,866	190,513
Income Taxes (including Tax Reform)	49,968	42,340	1,140	15,306	47,894	33,714	99,002	91,360
Depreciation	139,255	101,016	4,180	2,482	—	—	143,435	103,498
Amortization of Intangibles	28,703	35,445	55,202	41,542	17,681	11,621	101,586	88,608

EBITDA	$529,186	$499,006	$112,180	$137,358	$312,867	$226,017	$954,233	$862,381

Non-GAAP Adjustments	267,265	136,310	81,556	29,911	—	—	348,821	166,221

	$796,451	$635,316	$193,737	$167,269	$312,867	$226,017	$1,303,055	$1,028,602

Adjusted EBITDA
Non-GAAP Adjustments:
Incremental costs impact of Toys“R”Us	$60,360	$—	$—	$—	$—	$—	$60,360	$—
Severance	89,349	—	—	—	—	—	89,349	—
Asset impairments	117,556	—	—	—	—	—	117,556	—
Acquisition-related foreign exchange loss	—	25,533	—	—	—	—	—	25,533
Pension	—	110,777	—	—	—	—	—	110,777
Home Entertainment restructuring	—	—	76,864	6,062	—	—	76,864	6,062
Strategy-related restructuring	—	—	10,761	15,723	—	—	10,761	15,723
Acquisition-related expenses/(income)	—	—	(5,259)	6,965	—	—	(5,259)	6,965
Other expenses/(income)	—	—	(809)	1,161	—	—	(809)	1,161

	$267,265	$136,310	$81,556	$29,911	$—	$—	$348,821	$166,221

(1)

As a result of estimates used in the preliminary application of purchase price accounting, approximately $200,000 and $313,000 of eOne content amortization during its nine months ended June 30, 2019 and twelve months ended September 30, 2018, respectively, has been eliminated, which results in a corresponding increase to pro forma earnings. The Company expects that, as new and recent content begins to amortize in future periods, amortization will return to historical levels.

RISK FACTORS

You should carefully consider the following risks, along with all of the risks and other information provided or referred to in this prospectus supplement and the documents incorporated by reference herein, including our Annual Report on Form 10-K as of and for the year ended December 30, 2018 and our Quarterly Reports on Form 10-Q for the quarterly and year-to-date periods ended March 31, 2019, June 30, 2019 and September 29, 2019, before making an investment decision. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, financial condition and results of operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Our strategy involves focusing on franchise and key partner brands, and successfully developing, or in the case of partner brands, successfully working with our partners to develop, those brands across our brand blueprint in a wide array of innovative toys and games, consumer products, storytelling and digital experiences. If we are not successful in developing and expanding these critical brands our business will suffer.

We have made a strategic decision to focus on fewer, larger global brands as we build our business. We are moving away from SKU-making behaviors, which involve developing a large number of different products across many brands, towards global brand building with an emphasis on developing our franchise and key partner brands, which we view as having the largest global potential. As we concentrate our efforts on a more select group of brands, we can gain additional leverage and enhance the consumer experience. But this focus also means that our future success depends disproportionately on our and our partners’ ability to successfully develop this select group of brands across the brand blueprint and to maintain and extend the reach and relevance of these brands to global consumers in a wide array of markets. This strategy has required us to build and develop competencies in new areas, including storytelling, digital content and consumer products. Developing and growing these competencies has required significant effort, time and money.

Our franchise and partner brands account for the substantial majority of our revenues. If we are unable to successfully maintain and develop our franchise and key partner brands in the future, continue to drive their relevance to consumers and grow sales of products and storytelling experiences based on those brands, our revenues and profits will decline and our business performance will suffer. In addition to continuing to grow and develop our existing franchise brands, successfully executing our brand strategy requires us to successfully develop other brands, such as current emerging brands such as POWER RANGERS, and elevate them to franchise brand status over time. We cannot guarantee that we will be able to do this successfully.

Consumer interests change rapidly, making it difficult to create storytelling experiences and to design and develop products which will be popular with children and families, or to maintain the popularity of successful products and brands.

The interests of children and families evolve extremely quickly and can change dramatically from year to year. To be successful, we must correctly anticipate the types of entertainment content, products and play patterns which will capture children’s and families’ interests and imagination, and quickly develop and introduce innovative products which can compete successfully for consumers’ limited time, attention and spending. This challenge is more difficult with the ever-increasing utilization of technology and digital media in entertainment offerings, and the increasing breadth of entertainment available to consumers. Evolving consumer tastes and shifting interests, coupled with an ever-changing and expanding pipeline of entertainment and consumer properties and products which compete for children’s and families’ interest and acceptance, create an environment in which some products can fail to achieve consumer acceptance, and other products can be popular during a certain period of time but then be rapidly replaced. As a result, individual children’s and family entertainment products and properties often have short consumer life cycles. If we devote time and resources to developing and marketing entertainment and products that consumers do not find interesting enough to buy in sufficient quantities to be profitable to us, our revenues and profits may decline and our business performance may be damaged. Similarly, if our product offerings and entertainment fail to correctly anticipate consumer interests, our revenues and earnings will be reduced.

Additionally, our business is increasingly global and depends on interest in and acceptance of our children’s and family entertainment products and properties by consumers in diverse markets around the world with different tastes and preferences. As such, our success depends on our ability to successfully predict and adapt to changing consumer tastes and preferences in multiple markets and geographies and to design product and entertainment offerings that can achieve popularity globally over a broad and diverse consumer audience. We cannot guarantee that we will be able to successfully develop and market products with global appeal.

The challenge of continuously developing and offering products and storytelling experiences that are sought after by children is compounded by the sophistication of today’s children and the increasing array of technology and entertainment offerings available to them.

Children are increasingly utilizing electronic offerings such as tablet devices and mobile phones and they are expanding their interests to a wider array of innovative, technology-driven entertainment products and digital and social media offerings at younger and younger ages. Our products compete with the offerings of consumer electronics companies, digital media and social media companies. To meet this challenge we, and our competitors, are designing and marketing products which incorporate increasing technology, seek to integrate digital and analog play, and aim to capitalize on new play patterns and increased consumption of digital and social media.

With the increasing array of competitive entertainment offerings, we cannot guarantee that:

•	any of our brands, products or product lines will achieve popularity or continue to be popular;

•	any property for which we have a significant license will achieve or sustain popularity;

•	any new products or product lines we introduce will be considered interesting to consumers and achieve an adequate market acceptance; or

•

any product’s life cycle or sales quantities will be sufficient to permit us to profitably recover our development, manufacturing, marketing, royalties (including royalty advances and guarantees) and other costs of producing, marketing and selling the product.

Engaging storytelling across media is an increasingly important factor for driving brand awareness and successfully building brands.

Entertainment media, in forms such as television, motion pictures, digital content and other media, have become increasingly important platforms for consumers to experience our brands and our partners’ brands and the success, or lack of success, of such media efforts can significantly impact the demand for our products and our financial performance. We spend considerable resources in designing and developing products in conjunction with planned media releases, both by our partners and our own media releases. Not only our efforts, but the efforts of third parties, such as licensors and motion picture studios with whom we work, heavily impact the amount, content and timing of media development, release dates and the ultimate consumer interest in and success of these media efforts.

In 2018, for example, we developed and marketed significant product lines tied to the motion picture releases by key partners of BLACK PANTHER, AVENGERS: INFINITY WARS and SOLO: A STAR WARS

STORY. In addition, we developed and marketed products related to BUMBLEBEE, a motion picture developed and released by us working with our partner Paramount Pictures. For 2019, we have developed and are developing and marketing significant product lines tied to the scheduled motion picture releases by key partners of a number of properties, including DISNEY’S ALADDIN, DISNEY’S FROZEN II and STAR WARS: EPISODE IX. Those motion pictures are developed and released by our partners and our partners control the content and schedule for such motion pictures. Other key partner product lines we offer, such as BEYBLADE and YOKAI-WATCH, depend on television support by our partners for their successes. Similarly, we are developing and marketing products for entertainment in which we play a more active role in developing or develop ourselves, such as TRANSFORMERS and MY LITTLE PONY. If those motion pictures, television shows, or any other key entertainment content for which we develop and market products are not as successful as we and our partners anticipate, our revenues and earnings will fall.

The ultimate timing and success of such projects is critically dependent on the efforts and schedules of our licensors, and studio and media partners. We do not fully control when or if any particular motion picture projects will be greenlit, developed or released, and our licensors or media partners may change their plans with respect to projects and release dates or cancel development all together. This can make it difficult for us to get feature films developed, plan future entertainment slates and to successfully develop and market products in conjunction with future motion picture and other media releases, given the lengthy lead times involved in product development and successful marketing efforts, and the fact that third party partners of ours may decide not to develop such entertainment.

When we say that products or brands will be supported by certain media releases, those statements are based on our current plans and expectations. Unforeseen factors may increase the cost of these releases, delay these media releases or even lead to their cancellation. Any delay or cancellation of planned product development work, introductions, or media support may decrease the number of products we sell and harm our business.

Lack of sufficient consumer interest in entertainment media we or our partners produce or for which we offer products can harm our business.

Motion pictures, television, digital content or other media we produce or for which we develop products may not be as popular with consumers as we anticipated. While it is difficult to anticipate what products may be sought after by consumers, it can be even more difficult to properly predict the popularity of media efforts and properties given the broad array of competing offerings. If our or our partners’ media efforts, and related product offerings, fail to garner sufficient consumer interest and acceptance, our revenues and the financial return from such efforts will be harmed.

Under the relationship we entered with Paramount in October 2017, we plan to play a more significant role in the production and financing of motion pictures based on our properties. This has the advantage of giving us more input as to what and when properties are developed into motion pictures, and can allow us to earn a greater return from successful films, but it also increases the money we will directly spend on film production and puts that investment at risk. If our motion pictures are not as successful as we anticipate they will be, or if we are not able to produce and distribute films according to the schedule we have planned, due to creative or other difficulties or delays, our financial performance will be negatively impacted.

Discovery Family Channel, our cable television joint venture with Discovery Communications, Inc. in the United States, competes with a number of other children’s television networks for viewers, advertising revenue and distribution fees. We cannot guarantee that Discovery Family Channel will be successful. Similarly, our programming distributed both domestically and internationally, and Allspark Animation’s and Allspark Pictures’ releases, compete with content from many other parties. Lack of consumer interest in and acceptance of content developed by Hasbro Studios, Allspark Animation and Allspark Pictures, or other content appearing on Discovery Family Channel, and products related to that content, could significantly harm our business. Similarly, our business could be harmed by greater-than-expected costs, or unexpected delays or difficulties, associated with our investment in Discovery Family Channel, such as difficulties in increasing subscribers to the network or in building advertising revenues for Discovery Family Channel. If the Discovery Family Channel is not successful our investments may become impaired, which could result in a write-down through net earnings.

The children’s and family entertainment industry and consumer products industry are highly competitive and the barriers to entry are low. If we are unable to compete effectively with existing or new competitors or with our retailers’ private label toy products, our revenues, market share and profitability could decline.

The children’s and family entertainment industry and the consumer products industry are, and will continue to be, highly competitive. We compete in the United States and internationally with a wide array of large and small manufacturers, marketers, and sellers of analog toys and games, digital gaming products, digital media, products which combine analog and digital play, and other entertainment and consumer products, as well as with retailers who offer such products under their own private labels. In addition, we compete with other companies who are focused on building their brands across multiple product and consumer categories. Across our business, we face competitors who are constantly monitoring and attempting to anticipate consumer tastes and trends, seeking ideas which will appeal to consumers, and introducing new products that compete with our products for consumer acceptance and purchase. In 2018, for example, our NERF branded products faced significantly increased competition from both newer entrants into the blaster space, as well as from private label offerings from major retailers. A number of these competitors sought to gain market share by offering products with less innovation than our products at price points below our products, particularly by offering blasters in the under $20 retail price range.

In addition to existing competitors, the barriers to entry for new participants in the children’s and family entertainment industry and in the consumer products industry are low, and the increasing importance of digital media and the heightened connection between digital media and consumer interest, has further increased the ability for new participants to enter our markets, and has broadened the array of companies we compete with. New participants with a popular product idea or entertainment property can gain access to consumers and become a significant source of competition for our products in a very short period of time. These existing and new competitors may be able to respond more rapidly than us to changes in consumer preferences. Our competitors’ products may achieve greater market acceptance than our products and potentially reduce demand for our products, lower our revenues and lower our profitability.

In recent years, retailers have also developed their own private-label products that directly compete with the products of traditional manufacturers and brand owners. Some retail chains that are our customers sell private-label children’s and family entertainment products designed, manufactured and branded by the retailers themselves. These products may be sold at prices lower than our prices for comparable products, which may result in lower purchases of our products by these retailers and may reduce our market share.

An inability to develop and introduce planned products, product lines and new brands in a timely and cost-effective manner may damage our business.

In developing products, product lines and new brands we have anticipated dates for the associated product and brand introductions. When we state that we will introduce, or anticipate introducing, a particular product, product line or brand at a certain time in the future those expectations are based on completing the associated development, implementation, and marketing work in accordance with our currently anticipated development schedule. We cannot guarantee that we will be able to manufacture, source and ship new or continuing products in a timely manner and on a cost-effective basis to meet constantly changing consumer demands. This risk is heightened by our customers’ compressed shipping schedules and the seasonality of our business. Further, ecommerce is growing significantly and accounting for a higher portion of the ultimate sales of our products to consumers. Ecommerce retailers tend to hold less inventory and take inventory closer to the time of sale to consumers than traditional retailers. The risk is also exacerbated by the increasing sophistication of many of the products we are designing, and brands we are developing in terms of combining digital and analog technologies, utilizing digital media to a greater degree, and providing greater innovation and product differentiation. Unforeseen delays or difficulties in the development process, significant increases in the planned cost of development, or changes in anticipated consumer demand for our products and new brands may cause the introduction date for products to be later than anticipated, may reduce or eliminate the profitability of such products or, in some situations, may cause a product or new brand introduction to be discontinued.

Our success depends on our ongoing ability to successfully evolve our capabilities and business to meet the challenges of a changing retail landscape and to successfully develop new aspects of our business.

2018 was a year of significant retail disruption in our industry. Our future success depends on our ability to continue evolving and transforming our business to address a changing global consumer landscape and retail environment, one in which online shopping accounts for an increasing percentage of total sales to consumers, digital first marketing is critical to garner and develop consumer interest, ecommerce focused companies like Amazon.com, Inc. are now among our largest customers, traditional brick and mortar retailers face challenges to their businesses from the disintermediation caused by the expanding prevalence of online shopping, and the presence of specialty toy retailers has been significantly reduced in many of our markets due to bankruptcies, such as that of Toys“R”Us, potentially reducing, at least in the shorter term, physical shelf space available to offer family entertainment properties. These market conditions require that we drive a digital-first orientation throughout our Company, adapt the way we produce and distribute our products to meet the needs of ecommerce retailers, and continue developing alternate retail channels to reach our consumers and recapture shelf space lost by specialty retailers.

In addition to successfully driving our business in a changing retail landscape, our future success depends on developing new areas of our business. A prime example of that is our initiative to drive our MAGIC: THE GATHERING brand through digital gaming and esports. We have invested considerable time and resources in our MAGIC: THE GATHERING Arena online game, which is currently in open beta, and our MAGIC: THE GATHERING esports initiative. Those initiatives require different skills, investments and business strategies than more traditional areas of our business and our ability to successfully and profitably develop and deploy those skills and strategies, and drive those businesses, will be a major factor in achieving future success for our Company.

Our substantial sales and manufacturing operations outside the United States subject us to risks associated with international operations.

We operate facilities and sell products in numerous countries outside the United States. We expect net revenues from our International segment to continue accounting for a significant portion of our revenues. In fact, over time, we expect our international sales and operations to continue to grow both in dollars and as a percentage of our overall business as a result of a key business strategy to expand our presence in emerging and underserved international markets. Additionally, we utilize third-party manufacturers primarily located in the Far East to produce most of our products. These international sales and manufacturing operations, including operations in emerging markets, are subject to risks that may significantly harm our sales, increase our costs or otherwise damage our business, including:

•	Currency conversion risks and currency fluctuations;

•	The imposition of tariffs, quotas, border adjustment taxes or other protectionist measures;

•	Potential challenges to our transfer pricing determinations and other aspects of our cross border transactions, which can materially increase our taxes and other costs of doing business;

•	Political instability, civil unrest and economic instability;

•	Greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

•	Complications in complying with different laws in varying jurisdictions and in dealing with changes in governmental policies and the evolution of laws and regulations and related enforcement;

•	Difficulties understanding the retail climate, consumer trends, local customs and competitive conditions in foreign markets which may be quite different from the United States;

•	Natural disasters and the greater difficulty and cost in recovering therefrom;

•	Transportation delays and interruptions;

•	Difficulties in moving materials and products from one country to another, including port congestion, strikes and other transportation delays and interruptions;

•	Increased investment and operational complexity to make our products compatible with systems in various countries and compliant with local laws; and

•	Changes in international labor costs and other costs of doing business internationally.

Tariffs increase the costs of our products and can lower sales. The current tariff environment, particularly the imposition or threat of tariffs on products manufactured in China for import into the United States, has negatively impacted our business and may continue to negatively impact our business, sales and profitability. The threat and imposition of tariffs have resulted in the elimination of some direct import orders, where customers take ownership of products near the source of supply and import the product themselves into the United States, in favor of shifting to domestic orders, which requires us to ship the products to the United States, and import and warehouse the products prior to delivery to the customer. This shift to domestic orders raises the cost to us, can result in delays in the time of a sale, and may result in the potential loss of some orders entirely due to the lack of timely supply or other delays. We cannot assure you that we will be able to successfully implement actions to lessen the impact of tariffs imposed on our products, including any changes to our supply chain, logistics capabilities, sales policies or pricing of our products.

Because of the importance of international sales, sourcing and manufacturing to our business, our financial condition and results of operations could be significantly harmed if any of the risks described above were to occur or if we are otherwise unsuccessful in managing our increasing global business and operating in an environment with more tariffs.

Changes in foreign currency exchange rates can significantly impact our reported financial performance.

Our global operations mean we produce and buy products, and sell products, in many different jurisdictions with many different currencies. As a result, if the exchange rate between the U.S. dollar and a local currency for an international market in which we have significant sales or operations changes, our financial results as reported in U.S. dollars, may be meaningfully impacted even if our business in the local currency is not significantly affected. As an example, if the dollar appreciates 10% relative to a local currency for an international market in which we had $200 million of net revenues, the dollar value of those sales, as they are translated into U.S. dollars, would decrease by $20 million in our consolidated financial results. As such, we would recognize a $20 million decrease in our net revenues, even if the actual level of sales in the foreign market had not changed. Similarly, our expenses can be significantly impacted, in U.S. dollar terms, by exchange rates, meaning the profitability of our business in U.S. dollar terms can be negatively impacted by exchange rate movements which we do not control. Depreciation in key currencies may have a significant negative impact on our revenues and earnings as they are reported in U.S. dollars. See also “—Risks Relating to the Consummation of the Proposed Acquisition—We may be adversely affected by changes in foreign currency exchange rates.”

Global and regional economic downturns that negatively impact the retail and credit markets, or that otherwise damage the financial health of our retail customers and consumers, or other factors negatively impacting retail sales, can harm our business and financial performance.

We design, manufacture and market a wide variety of entertainment and consumer products worldwide through sales to our retail customers and directly to consumers. Our financial performance is impacted by the level of discretionary consumer spending in the markets in which we operate. Recessions, credit crises and other economic downturns, or disruptions in credit markets, in the United States and in other markets in which our products are marketed and sold can result in lower levels of economic activity, lower employment levels, less consumer disposable income, and lower consumer confidence. Similarly, reductions in the value of key assets held by consumers, such as their homes or stock market investments, can lower consumer confidence and consumer spending power. Any of these factors can reduce the amount which consumers spend on the purchase of our products. This in turn can reduce our revenues and harm our financial performance and profitability.

In addition to experiencing potentially lower revenues from our products during times of economic difficulty, in an effort to maintain sales during such times we may need to reduce the price of our products, increase our promotional spending and/or sales allowances, or take other steps to encourage retailer and consumer purchase of our products. Those steps may lower our net revenues or increase our costs, thereby decreasing our operating margins and lowering our profitability. These challenges can be exacerbated if our customers accumulate excess retail inventories over time due to their purchases of our products exceeding sales of those products to ultimate consumers. It can then take us significant time, working with our retailers, to reduce those excess retail inventories, and, in the interim, our sales of new products can be negatively impacted. Our business in Europe in 2018 was significantly reduced by excess retail inventories that we needed to address during the year.

Our revenues and profitability for 2018 were negatively impacted by the ongoing economic challenges and resulting lower sales of our products in the United Kingdom and in Brazil. The economic downturn in the United Kingdom is partly caused by uncertainly around Brexit. If these markets, or other significant markets, experience economic difficulties in 2019 it can harm our business and financial results.

An increasing portion of our business is expected to come from emerging markets, and growing business in emerging markets presents additional challenges.

We expect an increasing portion of our net revenues to come from emerging markets in the future, including Eastern Europe, Latin America, Africa and Asia. Over time, we expect our emerging market net revenues to continue to grow both in absolute terms and as a percentage of our overall business as one of our key business strategies is to increase our presence in emerging and underserved international markets. Operating in an increasing number of markets, each with its own unique consumer preferences and business climates, presents additional challenges that we must meet. In addition to the need to successfully anticipate and serve different global consumer preferences and interests, sales and operations in emerging markets that we have entered, may enter, or may increase our presence in, are subject to other risks associated with international operations, including:

•

Complications in complying with different laws in varying jurisdictions and in dealing with changes in governmental policies and the evolution of laws and regulations that impact our product offerings and related enforcement;

•	Potential challenges to our transfer pricing determinations and other aspects of our cross border transactions;

•	Difficulties understanding the retail climate, consumer trends, local customs and competitive conditions in foreign markets which may be quite different from the United States;

•	Difficulties in moving materials and products from one country to another, including port congestion, strikes and other transportation delays and interruptions; and

•	The imposition of tariffs, border adjustment taxes, quotas, or other protectionist measures.

Because of the importance of our emerging market net revenues, our financial condition and results of operations could be harmed if any of the risks described above were to occur or if we are otherwise unsuccessful in managing our emerging market business.

Our business depends, in large part, on the success of our key partner brands and on our ability to maintain, renew and extend solid relationships with our key partners.

As part of our strategy, in addition to developing and marketing products based on properties we own or control, we also seek to obtain licenses enabling us to develop and market products based on popular entertainment properties owned by third parties.

We currently have in-licenses to several successful entertainment properties, including MARVEL and STAR WARS, DISNEY PRINCESS and DISNEY FROZEN, BEYBLADE and DREAMWORKS’ TROLLS. These licenses typically have multi-year terms and provide us with the right to market and sell designated classes of products. In recent years, our sales of products under the MARVEL, STAR WARS and BEYBLADE licenses have been highly significant to our business. In 2016, we began sales of products based on the DISNEY PRINCESS and DISNEY FROZEN properties, which contributed to our performance. If we fail to meet our contractual commitments and/or any of these licenses were to terminate and not be maintained, renewed or extended, or the popularity of any of these licensed properties was to significantly decline, our business would be damaged and we would need to successfully develop and market other products to replace the products previously offered under license.

Our license to the MARVEL property is granted from Marvel Entertainment, LLC and Marvel Characters B.V. (together “Marvel”). Our license to the STAR WARS property is granted by Lucas Licensing Ltd. and Lucasfilm Ltd. (together “Lucas”). Both Marvel and Lucas are owned by The Walt Disney Company.

Our business is seasonal and therefore our annual operating results depend, in large part, on our sales during the relatively brief holiday shopping season. This seasonality is exacerbated by retailers’ quick response inventory management techniques.

Sales of our toys, games and other family entertainment products at retail are extremely seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality has increased over time, as retailers become more efficient in their control of inventory levels through quick response inventory management techniques. Further, ecommerce is growing significantly and accounting for a higher portion of the ultimate sales of our products to consumers. Ecommerce retailers tend to hold less inventory and take inventory closer to the time of sale to consumers than traditional retailers. As a result, customers are timing their orders so that they are being filled by suppliers, such as us, closer to the time of purchase by consumers. For toys, games and other family entertainment products which we produce, a majority of retail sales for the entire year generally occurs in the fourth quarter, close to the holiday season. As a consequence, the majority of our sales to our customers occurs in the period from September through December, as our customers do not want to maintain large on-hand inventories throughout the year ahead of consumer demand. While these techniques reduce a retailer’s investment in inventory, they increase pressure on suppliers like us to fill orders promptly and thereby shift a significant portion of inventory risk and carrying costs to the supplier. This can also result in our losing significant revenues and earnings if our supply chain is unable to supply product to our customers when they want it. Tariffs can exacerbate this negative impact by causing retailers to shift from direct import to domestic orders, further pressuring our supply chain.

The level of inventory carried by retailers may also reduce or delay retail sales resulting in lower revenues for us. If we or our customers determine that one of our products is more popular at retail than was originally anticipated, we may not have sufficient time to produce and ship enough additional products to fully meet consumer demand. Additionally, the logistics of supplying more and more product within shorter time periods increases the risk that we will fail to achieve tight and compressed shipping schedules, which also may reduce our sales and harm our financial performance. This seasonal pattern requires significant use of working capital, mainly to manufacture or acquire inventory during the portion of the year prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season in order to avoid losing potential sales of popular products or producing excess inventory of products that are less popular with consumers. Our failure to accurately predict and respond to consumer demand, resulting in under producing popular items and/or overproducing less popular items, would reduce our total sales and harm our results of operations.

In 2018, we experienced a negative impact to our business from retailers’ continuing efforts to reduce the amount of overall inventory they carry and minimize carry-forward inventory coming out of the holiday season. Additionally, some retailers are increasing their use of automated inventory replenishment programs, which we believe drove a significant reduction in reorders of our products by these retailers in the last weeks of December 2018. These trends negatively impacted our sales in 2018. If retailers continue to increase their use of automated replenishment programs, our inventory levels and sales may fluctuate, particularly in the fourth quarter.

In addition, as a result of the seasonal nature of our business, we would be significantly and adversely affected, in a manner disproportionate to the impact on a company with sales spread more evenly throughout the year, by unforeseen events such as a terrorist attack or economic shock that harm the retail environment or consumer buying patterns during our key selling season, or by events such as strikes or port delays that interfere with the shipment of goods, particularly from the Far East, during the critical months leading up to the holiday shopping season.

The concentration of our retail customer base means that economic difficulties or changes in the purchasing or promotional policies or patterns of our major customers could have a significant impact on us.

We depend upon a relatively small retail customer base to sell the majority of our products. For example, for the fiscal year ended December 30, 2018, Wal-Mart Stores, Inc. and Target Corporation accounted for approximately 20% and 9%, respectively, of our consolidated net revenues and our five largest customers in the aggregate accounted for approximately 38% of our consolidated net revenues. In the U.S. and Canada segment, approximately 60% of the net revenues of the segment were derived from our top three customers. If one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us, favor competitors or new entrants, increase their direct competition with us by expanding their private-label business, change their purchasing patterns, alter the manner in which they promote our products or the resources they devote to promoting and selling our products, or return substantial amounts of our products, it could significantly harm our sales, profitability and financial condition.

As an example of this, the bankruptcy filing by Toys“R”Us in the U.S. and Canada in September 2017, and in the United Kingdom in early 2018, and the subsequent liquidations of the Toys“R”Us business in many markets globally during 2018, as well as the inability of Toys“R”Us to pay certain outstanding receivables, significantly reduced our sales and profitability in the fourth quarter of 2017 and throughout 2018. The liquidation of millions of units of retail inventory held by Toys“R”Us into the market at closeout prices had a more substantial negative impact to sales of new products by us in 2018 than we, and industry experts, had initially expected in early 2018.

Customers make no binding long-term commitments to us regarding purchase volumes and make all purchases by delivering purchase orders. Any customer could reduce its overall purchase of our products and reduce the number and variety of our products that it carries and the shelf space allotted for our products. In addition, increased concentration among our customers could also negatively impact our ability to negotiate higher sales prices for our products and could result in lower gross margins than would otherwise be obtained if there were less consolidation among our customers. Furthermore, the bankruptcy or other lack of success of one or more of our other significant retail customers could negatively impact our revenues and profitability.

Part of our strategy to remain relevant to children and families is to offer innovative products incorporating progressive technology, integrating digital and analog play. These products can be more difficult and expensive to design and manufacture which may reduce margins on some or a portion of these products compared to more traditional toys and games, and such products may have short life spans.

As childhood evolves and children become more interested in sophisticated product offerings, such as video games, consumer electronics and social and digital media at younger and younger ages, we have sought to keep our products relevant and interesting for these consumers. To continue capturing the interest of sophisticated youth, we must offer innovative children’s electronic toy and game products. This is another key to our strategy—complementing analog play with digital integration and investing in technology development. These electronic and digital products, if successful, can be an effective way for us to connect with consumers and increase our sales. However, children’s electronic and digital products, in addition to the risks associated with our other family entertainment products, also face certain additional risks.

Costs associated with designing, developing and producing technologically advanced or sophisticated products tend to be higher than for many of our other more traditional products, such as board games and action figures. The ability to sell enough of these advanced products, at prices high enough to recoup our costs and make a profit, is constrained by heavy competition in consumer electronics and entertainment products and can be further constrained by difficult economic conditions. As a result, we can face increased risk of not achieving sales sufficient to recover our costs and we may lose money on the development and sale of these products. Additionally, designing, developing and producing technologically advanced or sophisticated products requires different competencies and follows different timelines than traditional toys and games. Delays in the design, development or production of these products incorporated into or associated with traditional toys and games could have a significant impact on our ability to successfully offer such products. In addition, the pace of change in product offerings and consumer tastes in the electronics and digital gaming areas is potentially even greater than for our other products. This pace of change means that the window in which a product can achieve and maintain consumer interest may be even shorter than traditional toys and games.

Other economic and public health conditions in the markets in which we operate, including rising commodity and fuel prices, higher labor costs, increased transportation costs, outbreaks of public health pandemics or other diseases, or third party conduct could negatively impact our ability to produce and ship our products, and lower our revenues, margins and profitability.

Various economic and public health conditions can impact our ability to manufacture and deliver products in a timely and cost-effective manner, or can otherwise have a significant negative impact on our revenues, profitability and business.

Significant increases in the costs of other products which are required by consumers, such as gasoline, home heating fuels, or groceries, may reduce household spending on the discretionary branded-play entertainment products we offer. Weakened economic conditions, lowered employment levels or recessions in any of our major markets may significantly reduce consumer purchases of our products. In 2018, our business was negatively impacted by weaker economic conditions in the United Kingdom and Brazil, two of our significant markets. Economic conditions may also be negatively impacted by terrorist attacks, wars and other conflicts, natural disasters, increases in critical commodity prices or labor costs, or the prospect of such events. Such a weakened economic and business climate, as well as consumer uncertainty created by such a climate, could harm our revenues and profitability.

Our success and profitability not only depend on consumer demand for our products, but also on our ability to produce and sell those products at costs which allow for us to make a profit. Rising fuel and raw material prices, for paperboard and other components such as resin used in plastics or electronic components, increased transportation costs, and increased labor costs in the markets in which our products are manufactured all may increase the costs we incur to produce and transport our products, which in turn may reduce our margins, reduce our profitability and harm our business.

Other conditions, such as the unavailability of sufficient quantities of electrical components, may impede our ability to manufacture, source and ship new and continuing products on a timely basis. Additional factors outside of our control could further delay our products or increase the cost we pay to produce such products. For example, work stoppages, slowdowns or strikes, an outbreak of a severe public health pandemic, a natural disaster or the occurrence or threat of wars or other conflicts, all could impact our ability to manufacture or deliver product. Any of these factors could result in product delays, increased costs and/or lost sales for our products.

We may not realize the full benefit of our licenses if the licensed material has less market appeal than expected or if revenue from the licensed products is not sufficient to earn out the minimum guaranteed royalties.

In addition to designing and developing products based on our own brands, we seek to fulfill consumer preferences and interests by producing products based on popular entertainment properties developed by third parties and licensed to us. The success of entertainment properties for which we have a license, such as MARVEL, STAR WARS, SESAME STREET, DISNEY PRINCESS, DISNEY FROZEN, DREAMWORKS’ TROLLS, YOKAI-WATCH or BEYBLADE, and the ability of us to successfully market and sell related products, can significantly affect our revenues and profitability. If we produce a line of products based on a movie or television series, the success of the movie or series has a critical impact on the level of consumer interest in the associated products we are offering. In addition, competition in our industry for access to entertainment properties can lessen our ability to secure, maintain, and renew popular licenses to entertainment products on beneficial terms, if at all, and to attract and retain the talented employees necessary to design, develop and market successful products based on these properties.

The license agreements we enter to obtain these rights usually require us to pay minimum royalty guarantees that may be substantial, and in some cases may be greater than what we are ultimately able to recoup from actual sales, which could result in write-offs of significant amounts which, in turn, would harm our results of operations. Acquiring or renewing licenses may require the payment of minimum guaranteed royalties that we consider to be too high to be profitable, which may result in losing licenses that we currently hold when they become available for renewal, or missing business opportunities for new licenses. Additionally, as a licensee of entertainment-based properties, we cannot guarantee that a particular property or brand will translate into successful toy, game or other family entertainment products, and underperformance of any such products may result in reduced revenues and operating profit for us.

We anticipate that the shorter theatrical duration for movie releases may make it increasingly difficult for us to profitably sell licensed products based on entertainment properties and may lead our customers to reduce their demand for these products in order to minimize their inventory risk. Furthermore, we cannot assure you that a successful brand will continue to be successful or maintain a high level of sales in the future, as new entertainment properties and competitive products are continually being introduced to the market. In the event that we are not able to acquire, maintain, renew or extend successful entertainment licenses on advantageous terms, our revenues and profits may be harmed.

Our use of third-party manufacturers to produce our products, as well as certain other products, presents risks to our business.

All of our products are manufactured by third-party manufacturers, the majority of which are located in China. Should changes be necessary, our external sources of manufacturing can be shifted, over a significant period of time, to alternative sources of supply. If we were prevented or delayed in obtaining products or components for a material portion of our product line due to political, civil, labor or other factors beyond our control, including natural disasters or pandemics, our operations may be substantially disrupted, potentially for a significant period of time. This delay could significantly reduce our revenues and profitability and harm our business while alternative sources of supply are secured.

Given that our toy manufacturing is conducted by third-party manufacturers, the majority of whom are located in China, health conditions and other factors affecting social and economic activity in China and affecting the movement of people and products into and from China to our major markets, including North America and Europe, as well as increases in the costs of labor and other costs of doing business in China, could have a significant negative impact on our operations, revenues and earnings.

Factors that could negatively affect our business include a potential significant revaluation of the Chinese Yuan, which may result in an increase in the cost of producing products in China, labor shortages and increases in labor costs in China as well as difficulties in moving products manufactured in China out of Asia and through the ports in North America and Europe, whether due to port congestion, labor disputes, slow-downs, product regulations and/or inspections or other factors. Prolonged disputes or slowdowns at west coast ports can negatively impact both the time and cost of transporting goods into the United States. Natural disasters or health pandemics impacting China can also have a significant negative impact on our business.

Further, as described above, the imposition of tariffs, border adjustment taxes, trade sanctions or other regulations or economic penalties by the United States or the European Union against products imported by us from China or other foreign countries, or the loss of “normal trade relations” status with China or other foreign countries in which we operate, could significantly increase our cost of products imported into the United States or Europe, shift more orders to domestic sales, put additional shipping and warehousing burdens on us, delay the time of our sales to retailers, result in some lost sales, and otherwise harm our business. Additionally, the suspension of the operations of a third-party manufacturer by government inspectors in China or another market in which we source products could result in delays to us in obtaining product and may harm sales.

We have been working over the last several years to reduce our reliance on manufacturing in China, such as by moving production of certain products to facilities in other countries like India, Vietnam and Mexico, as well as by increasing production of our products in other markets, including in the United States. We plan to continue those efforts in future years, but cannot guarantee we will be as successful in these efforts as we plan. Furthermore, many of these newer production facilities, such as in India and Vietnam, raise other risks in that we are working with vendors who have not been manufacturing products like ours for as long as historical vendors in China. That means these new vendors must successfully develop the capability to manufacture our products to the quality and safety standards we require and within the tight timeframe required by our customers.

We require our third-party manufacturers to comply with our Global Business Ethics Principles, which are designed to prevent products manufactured for us from being produced under inhumane or exploitive conditions. Our Global Business Ethics Principles address a number of issues, including working hours and compensation, health and safety, and abuse and discrimination. In addition, we require that our products supplied by third-party manufacturers be produced in compliance with all applicable laws and regulations, including consumer and product safety laws in the markets where those products are sold. Hasbro has the right and exercises such right, both directly and through the use of outside monitors, to monitor compliance by our third-party manufacturers with our Global Business Ethics Principles and other manufacturing requirements. In addition, we do quality assurance testing on our products, including products manufactured for us by third parties. Notwithstanding these requirements and our monitoring and testing of compliance with them, there is always a risk that one or more of our third-party manufacturers will not comply with our requirements and that we will not immediately discover such non-compliance. Any failure of our third-party manufacturers to comply with labor, consumer, product safety or other applicable requirements in manufacturing products for us could result in damage to our reputation, harm sales of our products and potentially create liability for us.

If we are unable to successfully adapt to the evolution of gaming, our revenues and profitability may decline.

Recognizing the critical need for increased innovation and a change in the way we go to market with gaming products in order to remain successful in the gaming business in the future, we began implementing a strategy in 2011 to reinvent our gaming business. Our strategy to drive our gaming business in the future involved substantial changes in how we develop and market our gaming products to consumers and how we position them at retail, with a focus on understanding consumer insights, rapidly identifying and understanding social media trends, understanding popular gaming mechanics and in delivering industry leading innovation in gaming, a change in our allocation of focus across gaming brands, greater penetration of our brands into digital gaming and the successful combination of analog and digital gaming. Our strategy involves making fundamental changes in how we design and develop our gaming products. We recognize the need to provide immersive game play that is easy for consumers to learn and play in shorter periods of time, as well as offer innovative face to face, off the board and digital gaming opportunities. People are gaming in greater numbers than ever before, but the nature of gaming has and continues to evolve quickly. To be successful, our gaming offerings must evolve to anticipate and meet these changes in consumer gaming. Our failure to successfully implement our strategy and to keep up with the evolution of gaming could substantially harm our business, resulting in lost revenues and lost profits.

Our success is critically dependent on the efforts and dedication of our officers and other employees.

Our officers and employees are at the heart of all of our efforts. It is their skill, innovation and hard work that drive our success. We compete with many other potential employers in recruiting, hiring and retaining our senior management team and our many other skilled officers and employees around the world. We cannot guarantee that we will be able to recruit, hire or retain the senior management, officers and employees we need to succeed. Additionally, we have experienced significant changes in our workforce from our restructuring efforts and the recruitment and hiring of new skill sets required for our changing global business. We have added hundreds of employees in our global markets, including in licensing and in entertainment and storytelling capabilities, while reducing our workforce in other areas over the last several years. These changes in employee composition, both in terms of global distribution and in skill sets, have required changes in our business. Our loss of key management or other employees, or our inability to hire talented people with the skill sets we need for our changing business, could significantly harm our business.

To remain competitive we must continuously develop new skills and work to increase efficiency and reduce costs, but we cannot guarantee we will be successful in this regard.

Our business is extremely competitive, the pace of change in our industry is getting faster and our competitors are always working to be more efficient and profitable. To compete, we must continuously improve our processes, increase efficiency and work to reduce our expenses. We intend to achieve this partly by focusing on fewer, more global brand initiatives and through process improvements, including in global product development. However, we cannot guarantee we will achieve our cost savings and efficiency enhancing goals and we may realize fewer benefits than are expected from these initiatives.

In 2018, in response to the continuing evolution of the global consumer landscape, shopping behaviors and the retail environment, we took certain actions as part of our ongoing efforts to transform and reimagine our business, to strengthen our connections with audiences and consumers, and enhance our ability to continue bringing meaningful brand experiences to life. These actions included a commercial reorganization as well as adding new capabilities based on our understanding of changing consumer behaviors and how our retailers are going to market, while also changing many of the ways we organize across our brand blueprint. The actions also included headcount reductions aimed at right-sizing our cost-structure. We cannot guarantee that our restructuring actions will deliver the cost-reductions we estimate or that our ongoing efforts to evolve our business will be as successful as we plan.

Our business is critically dependent on our intellectual property rights and we may not be able to protect such rights successfully.

Our intellectual property, including our trademarks and tradenames, copyrights, patents, and rights under our license agreements and other agreements that establish our intellectual property rights and maintain the confidentiality of our intellectual property, is of critical value. We rely on a combination of trade secret, copyright, trademark, patent and other proprietary rights laws to protect our rights to valuable intellectual property related to our brands in the United States and around the world. From time to time, third parties have challenged, and may in the future try to challenge, our ownership of our intellectual property in the United States and around the world. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. We may need to resort to litigation to protect our intellectual property rights, which could result in substantial costs and diversion of resources. Similarly, third parties may claim ownership over certain aspects of our products or other intellectual property. Our failure to successfully protect our intellectual property rights could significantly harm our business and competitive position.

We have a material amount of acquired product rights which, if impaired, would result in a reduction of our net earnings.

Much of our intellectual property has been internally developed and has no carrying value on our consolidated balance sheets. Declines in the profitability of the acquired brands or licensed products or our decision to reduce our focus or exit these brands may impact our ability to recover the carrying value of the related assets and could result in an impairment charge. Reduction in our net earnings caused by impairment charges could harm our financial results.

We have relied on external financing, including our credit facility, to help fund our operations. If we were unable to obtain or service such financing, or if the restrictions imposed by such financing were too burdensome, our business would be harmed.

Due to the seasonal nature of our business, in order to meet our working capital needs, particularly those in the third and fourth quarters, we may rely on our commercial paper program, revolving credit facility and our other credit facilities for working capital. We currently have a commercial paper program which, subject to market conditions, and availability under our committed revolving credit facility, allows us to issue up to $1,000 million in aggregate amount of commercial paper outstanding from time to time as a source of working capital funding and liquidity. We cannot guarantee that we will be able to issue commercial paper on favorable terms, or at all, at any given point in time.

We also have a revolving credit agreement which provides for a $1,500.0 million committed revolving credit facility, comprised of $1,100.0 million commitments as of the date of this prospectus supplement and $400.0 million of commitments that may become effective upon consummation of the acquisition of eOne. This facility is a further source of working capital funding and liquidity and supports borrowings under our commercial paper program. The credit agreement contains certain restrictive covenants setting forth leverage and coverage requirements, and certain other limitations typical of an investment grade facility. These restrictive covenants may limit our future actions as well as our financial, operating and strategic flexibility. Non-compliance with our debt covenants could result in us being unable to utilize borrowings under our revolving credit facility and other bank lines, a circumstance which potentially could occur when operating shortfalls would require supplementary borrowings to enable us to continue to fund our operations.

Not only may our individual financial performance impact our ability to access sources of external financing, but significant disruptions to credit markets in general may also harm our ability to obtain financing. In times of severe economic downturn and/or distress in the credit markets, it is possible that one or more sources of external financing may be unable or unwilling to provide funding to us. In such a situation, it may be that we would be unable to access funding under our existing credit facilities, and it might not be possible to find alternative sources of funding.

We also may choose to finance our capital needs, from time to time, through the issuance of debt securities, and expect to issue debt securities in connection with our financing of the Proposed Acquisition. Our ability to issue such securities on satisfactory terms, if at all, will depend on the state of our business and financial condition, any ratings issued by major credit rating agencies, market interest rates, and the overall condition of the financial and credit markets at the time of the offering. Based on preliminary discussions with major credit rating agencies, we believe it is likely that, in connection with our increased indebtedness as a result of the expected financing of the Proposed Acquisition, our credit ratings will be downgraded from current levels, including, in the case of Fitch Ratings, to a rating level below investment grade. The condition of the credit markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Variations in these factors could make it difficult for us to sell debt securities or require us to offer higher interest rates in order to sell new debt securities. The failure to receive financing on desirable terms, or at all, could damage our ability to support our future operations or capital needs or engage in other business activities.

If we are unable to generate sufficient available cash flow to service our outstanding debt we would need to refinance our outstanding debt or face default. We cannot guarantee that we would be able to refinance debt on favorable terms, or at all.

As a manufacturer of consumer products and a large multinational corporation, we are subject to various government regulations and may be subject to additional regulations in the future, violation of which could subject us to sanctions or otherwise harm our business. In addition, we could be the subject of future product liability suits or product recalls, which could harm our business.

As a manufacturer of consumer products, we are subject to significant government regulations, including, in the United States, under The Consumer Products Safety Act, The Federal Hazardous Substances Act, and The Flammable Fabrics Act, as well as under product safety and consumer protection statutes in our international markets. In addition, certain of our products are subject to regulation by the Food and Drug Administration or similar international authorities. In addition, advertising to children is subject to regulation by the Federal Trade Commission, the Federal Communications Commission and a host of other agencies globally, and the collection of information from children under the age of 13 is subject to the provisions of the Children’s Online Privacy Protection Act and other privacy laws around the world. The collection or personally identifiable information from anyone, including adults, is under increasing regulation in many markets, and in May 2018, the General Data Protection Regulation became effective in the European Union. While we take all the steps we believe are necessary to comply with these acts and regulations, we cannot assure you that we will be in compliance and failure to comply with these requirements could result in fines, liabilities or sanctions which could have a significant negative impact on our business, financial condition and results of operations. We may also be subject to involuntary product recalls or may voluntarily conduct a product recall. While costs associated with product recalls have generally not been material to our business, the costs associated with future product recalls individually or in the aggregate in any given fiscal year could be significant. In addition, any product recall, regardless of direct costs of the recall, may harm consumer perceptions of our products and have a negative impact on our future revenues and results of operations.

Governments and regulatory agencies in the markets where we manufacture and sell products may enact additional regulations relating to product safety and consumer protection in the future and may also increase the penalties for failure to comply with product safety and consumer protection regulations. In addition, one or more of our customers might require changes in our products, such as the non-use of certain materials, in the future. Complying with any such additional regulations or requirements could impose increased costs on our business. Similarly, increased penalties for non-compliance could subject us to greater expense in the event any of our products were found to not comply with such regulations. Such increased costs or penalties could harm our business.

As a large, multinational corporation, we are subject to a host of governmental regulations throughout the world, including antitrust, customs and tax requirements, anti-boycott regulations, environmental regulations and the Foreign Corrupt Practices Act. Complying with these regulations imposes costs on us which can reduce our profitability and our failure to successfully comply with any such legal requirements could subject us to monetary liabilities and other sanctions that could further harm our business and financial condition.

We may not realize the anticipated benefits of acquisitions or investments in joint ventures, or those benefits may be delayed or reduced in their realization.

Acquisitions and investments have been a component of our growth and the development of our business, and that is likely to continue in the future. Acquisitions can broaden and diversify our brand holdings and product offerings, and allow us to build additional capabilities and competencies around our brand blueprint. In reviewing potential acquisitions or investments, we target brands, assets or companies that we believe offer attractive family entertainment products or offerings, the ability for us to leverage our family entertainment offerings, opportunities to drive our strategic brand blueprint and associated competencies, or other synergies. In June 2018, we acquired the POWER RANGERS brand from Saban Properties as we believe this brand has the potential to be developed successfully around our brand blueprint. However, we cannot guarantee that we will be able to develop POWER RANGERS as successfully as we believe we can. In the case of our joint venture with Discovery, we looked to partner with a company that has shown the ability to establish and operate compelling entertainment channels. We cannot be certain that the products and offerings of companies we may acquire, or acquire an interest in, will achieve or maintain popularity with consumers in the future or that any such acquired companies or investments will allow us to more effectively market our products, develop our competencies or to grow our business. In some cases, we expect that the integration of the companies that we may acquire into our operations will create production, marketing and other operating, revenue or cost synergies which will produce greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other advantages. However, we cannot be certain that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization. In other cases, we may acquire or invest in companies that we believe have strong and creative management, in which case we may plan to operate them more autonomously rather than fully integrating them into our operations. We cannot be certain that the key talented individuals at these companies would continue to work for us after the acquisition or that they would develop popular and profitable products, entertainment or services in the future. We cannot guarantee that any acquisition or investment we may make will be successful or beneficial, and acquisitions can consume significant amounts of management attention and other resources, which may negatively impact other aspects of our business. For additional risks relating to the Proposed Acquisition, see “—Risks Related to Our Business Following the Consummation of the Proposed Acquisition.”

Failure to successfully operate our information systems and implement new technology effectively could disrupt our business or reduce our sales or profitability.

We rely extensively on various information technology systems and software applications to manage many aspects of our business, including product development, management of our supply chain, sale and delivery of our products, financial reporting and various other processes and transactions. We are critically dependent on the integrity, security and consistent operations of these systems and related back-up systems. These systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, malware and other security breaches, catastrophic events such as hurricanes, fires, floods, earthquakes, tornadoes, acts of war or terrorism and usage errors by our employees or partners. The efficient operation and successful growth of our business depends on these information systems, including our ability to operate them effectively and to select and implement appropriate upgrades or new technologies and systems and adequate disaster recovery systems successfully. The failure of our information systems to perform as designed or our failure to implement and operate them effectively could disrupt our business, require significant capital investments to remediate a problem or subject us to liability.

If our electronic data is compromised our business could be significantly harmed.

We and our business partners maintain significant amounts of data electronically in locations around the world. This data relates to all aspects of our business, including current and future products and entertainment under development, and also contains certain customer, consumer, supplier, partner and employee data. We maintain systems and processes designed to protect this data, but notwithstanding such protective measures, there is a risk of intrusion, cyber-attacks or tampering that could compromise the integrity and privacy of this data. In addition, we provide confidential and proprietary information to our third-party business partners in certain cases where doing so is necessary to conduct our business. While we obtain assurances from those parties that they have systems and processes in place to protect such data, and where applicable, that they will take steps to assure the protections of such data by third parties, nonetheless those partners may also be subject to data intrusion or otherwise compromise the protection of such data. Any compromise of the confidential data of our customers, consumers, suppliers, partners, employees or ourselves, or failure to prevent or mitigate the loss of or damage to this data through breach of our information technology systems or other means could substantially disrupt our operations, harm our customers, consumers, employees and other business partners, damage our reputation, violate applicable laws and regulations, subject us to potentially significant costs and liabilities and result in a loss of business that could be material.

From time to time, we are involved in litigation, arbitration or regulatory matters where the outcome is uncertain and which could entail significant expense.

As a large multinational corporation, we are subject, from time to time, to regulatory investigations, litigation and arbitration disputes, including potential liability from personal injury or property damage claims by the users of products that have been or may be developed by us as well as claims by third parties that our products infringe upon or misuse such third parties’ property or rights. Because the outcome of litigation, arbitration and regulatory investigations is inherently difficult to predict, it is possible that the outcome of any of these matters could entail significant cost for us and harm our business. The fact that we operate in a significant number of international markets also increases the risk that we may face legal and regulatory exposures as we attempt to comply with a large number of varying legal and regulatory requirements. Any successful claim against us could significantly harm our business, financial condition and results of operations.

Changes in, or differing interpretations of, income tax laws and rules, and changes in our geographic operating results, may impact our effective tax rate.

We are subject to income taxes in the United States and in various international tax jurisdictions. We also conduct business activities between our operating units in various jurisdictions and we are subject to transfer pricing rules in the countries in which we operate. There is some degree of uncertainty and subjectivity in complying with transfer pricing rules. Our effective tax rate could be impacted by changes in, or the interpretation of, tax laws or by changes in the amount of revenue and earnings we derive, or are determined to derive by tax authorities, from jurisdictions with differing tax rates.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act made broad and complex changes to the U.S. tax code. We have complied with the Tax Act and all regulations that have been promulgated. Our effective tax rate could be impacted by changes in, or the continuing interpretation of the Tax Act.

In addition, we may be subject to tax examinations by federal, state, and international jurisdictions, and these examinations can result in significant tax findings if the tax authorities interpret the application of laws and rules differently than we do or disagree with the intercompany rates we are applying. We assess the likelihood of outcomes resulting from tax uncertainties. While we believe our estimates are reasonable, the ultimate outcome of these uncertain tax benefits, or results of possible current or future tax examinations, may differ from our estimates and may have a significant adverse impact on our business and operating results.

We have a material amount of goodwill which, if it becomes impaired, would result in a reduction in our net earnings.

Goodwill is the amount by which the cost of an acquisition exceeds the fair value of the net assets we acquire. Goodwill is not amortized and is required to be evaluated for impairment at least annually. Declines in our profitability may impact the fair value of our reporting units, which could result in a write-down of our goodwill and consequently harm our results of operations. For example, during the fourth quarter of 2018, the Company took a number of actions to react to a rapidly changing mobile gaming industry that resulted changes to the long-term projections for the Backflip business which led the Company to conclude the goodwill associated with the Backflip reporting unit was impaired which led to an impairment charge for the year ended December 30, 2018.

Risks Related to Our Business Following the Consummation of the Proposed Acquisition

We may not realize the anticipated financial benefits of the Proposed Acquisition.

While we expect the Proposed Acquisition to result in significant synergies and to be accretive to earnings per share (on an adjusted earnings basis that is not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”)), this expectation is based on estimates and assumptions about, among other things, our and eOne’s business, the amount of revenues and savings that can be generated from moving a significant portion of eOne’s family brand licensing business in-house, our ability to enhance the profitability of eOne’s licensing and merchandising activities, the ability of the combined company to employ its enhanced capabilities in television, film and music to grow the overall business and successfully develop and drive branded entertainment, including entertainment based on our brands, and the ability of the combined company to successfully ideate and develop future intellectual property and brand extensions. These estimates and assumptions may be inaccurate and may change materially over time, reducing or eliminating the anticipated financial benefits of the Proposed Acquisition. Further, this expectation is also based on the assumption that we are able to successfully integrate eOne’s business and operations with our business and operations (see “—We may be unable to successfully integrate our and eOne’s businesses in order to realize the anticipated benefits of the Proposed Acquisition within the intended timeframe or at all, and our acquisition of eOne will expose us to risks related to eOne’s business.”) and that we are able to effectively manage our expanded operations following the Proposed Acquisition (see “—Our results after the consummation of the Proposed Acquisition may suffer if we do not effectively manage our expanded operations.”).

We may be unable to successfully integrate our and eOne’s businesses in order to realize the anticipated benefits of the Proposed Acquisition within the intended timeframe or at all, and our acquisition of eOne will expose us to risks related to eOne’s business.

If we are unable to successfully integrate eOne’s business and operations with our business and operations, we may be unable to realize the anticipated benefits of the Proposed Acquisition in the timeframe that we expect or at all. Any integration issues we face could also have an adverse effect on the combined company for an undetermined period after completion of the Proposed Acquisition, including by adversely affecting our relationships with customers, consumers, suppliers, employees or other constituencies, any of which could adversely affect our business and financial results.

Difficulties we may encounter as part of the integration process or otherwise after the consummation of the Proposed Acquisition include the following:

•	the ability to successfully apply capabilities and expertise in certain areas of the business to other areas of the combined business;

•	integration of management teams into a cohesive combined company;

•	differences in business backgrounds and models, corporate cultures and management philosophies;

•	the ability to continue to attract and retain key management and personnel;

•	the ability to create and enforce uniform standards, controls, procedures, policies and information systems;

•

the challenge of integrating complex systems, technology, networks and other assets of eOne into those of ours in a manner that minimizes any adverse impact on customers, consumers, suppliers, employees and other constituencies;

•	potential unknown liabilities and unforeseen expenses or delays associated with the Proposed Acquisition, including costs to integrate eOne; and

•	the disruption of, or the loss of momentum in, our ongoing businesses, including the diversion of management’s attention away from ongoing business and towards integration matters.

In addition, we will also assume risks unique to the nature of eOne’s business. These include, among others:

•	Challenges associated with creating entertainment content that appeals to evolving consumer preferences and effectively managing the existing content library.

•

eOne is required to continuously adapt to evolving changes in technology, such as the growth of digital content platforms, which have changed consumer preferences by creating a market in which consumers can watch their favorite shows on demand. In addition, the success of eOne’s content depends on the audience acceptance of shows, which is not only inherently unpredictable but also affected by critical reviews, promotions, the availability of alternative forms of entertainment, box office performance and television ratings.

•	Risks related to our reliance on finance sources, content producers and distribution channels.

•

While eOne has not historically had difficulties in obtaining production financing, in the event that production financing becomes unavailable, either on reasonable commercial terms or at all, eOne may not have sufficient alternative funding sources available to finance a production. In addition, eOne obtains distribution rights for films from third-party content producers and produces television programs that it sells through a number of distribution channels, any of which may decide to use their own internal distribution or content production capabilities rather than contacting with eOne.

•	Competition from major film studios and television production companies as well as other independent distributors and content creators.

•	Some of eOne’s competitors, including 20th Century Fox, Universal and Warner Bros., have substantially greater marketing and financial resources than eOne, and may be able to compete aggressively on pricing and benefit from more varied sources of earnings that may allow them to better offset fluctuations in the financial performance of their film and television operations. Such competitors may also have an advantage in acquiring other businesses or assets that eOne might be interested in acquiring. Such competition may cause eOne to lose market share, achieve lower prices for productions or pay more for third-party content.

•	Risks associated with content piracy, including digital and internet piracy.

•

Consumers of eOne’s content may choose to stream, download or purchase physical and digital pirated versions of eOne’s content rather than watch or listen to the content via legitimate channels. Significant growth of these consumer practices may harm eOne’s business and financial results.

•	Challenges related to rapid technological development in the entertainment industry, including the transition from physical home entertainment to digital media channels.

•

The physical home entertainment market has faced an accelerated decline since 2011 that is expected to continue. eOne’s ability to replace rapidly declining revenue from physical home entertainment distribution may, in part, depend on eOne’s ability to develop and maintain strong relationships with key digital content providers.

Our results after the consummation of the Proposed Acquisition may suffer if we do not effectively manage our expanded operations.

Following the consummation of the Proposed Acquisition, the size and complexity of our business will increase beyond the current size of our or eOne’s existing business. Our future success depends, in part, upon our ability to successfully manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of a significantly larger brand portfolio and complex organization across many global jurisdictions, additional revenue growth and expanded franchise economics expected as a result of the Proposed Acquisition. We cannot assure you that we will be successful after completion of the acquisition or that we will realize the expected benefits currently anticipated from the Proposed Acquisition.

We expect to incur significant indebtedness in connection with the Proposed Acquisition. As a result it may be more difficult for us to pay or refinance our debt or take other actions, and we may need to divert cash to fund debt service payments.

We expect to incur significant indebtedness to finance the Transactions. Moreover, although we currently plan to fund a significant portion of the Transactions through the sales of our common stock pursuant to this offering, if and to the extent this offering generates less aggregate net proceeds than anticipated, the amount of indebtedness we will incur to finance the Consideration and associated transactions costs could increase, perhaps substantially. The increase in our debt service obligations resulting from additional indebtedness could have a material adverse effect on the results of operations, financial condition and prospects of the combined company.

In particular, our increased indebtedness could:

•

make it more difficult and/or costly for us to pay or refinance our debts as they become due, particularly during adverse economic and industry conditions, because a decrease in revenues or increase in costs could cause cash flow from operations to be insufficient to make scheduled debt service payments;

•

require a substantial portion of our available cash to be used for debt service payments, thereby reducing the availability of our cash to fund working capital, capital expenditures, development projects, acquisitions or other strategic opportunities, dividend payments, share repurchases and other general corporate purposes, which could harm our prospects for growth and the market price of our common stock and debt securities, among other things;

•

result in downgrades in the credit ratings on our indebtedness, which could limit our ability to borrow additional funds on favorable terms or at all (including in order to refinance the Bridge Facility (if drawn) and/or our other debt), increase the interest rates under our credit facilities (including the Hasbro Term Loan Facility) and under any new indebtedness we may incur, and reduce the trading prices of our outstanding debt securities and common stock;

•	make it more difficult for us to raise capital to fund working capital, make capital expenditures, pay dividends, pursue strategic initiatives or for other purposes;

•	result in higher interest expense, which could be further increased in case of current or future borrowings subject to variable rates of interest;

•

require that materially adverse terms, conditions or covenants be placed on us under our debt instruments, which could include, for example, limitations on additional borrowings or limitations on our ability to create liens, pay dividends, repurchase our common stock or make investments, any of which could hinder our access to capital markets or our flexibility in the conduct of our business and make us more vulnerable to economic downturns and adverse competitive industry conditions; and

•	jeopardize our ability to pay our indebtedness if we were to experience a severe downturn in our business.

If this offering is not completed or, if completed, generates less aggregate net proceeds than anticipated, we may incur borrowings under the Bridge Facility, which may cause us to incur significantly higher borrowing costs than the contemplated long-term financing, which could harm our financial condition, results of operations and cash flows. Any borrowings under the Bridge Facility will mature 364 days after they are incurred. We may not be able to refinance borrowings under the Bridge Facility on favorable terms or at all before their maturity. In addition, the interest rate applicable to borrowings under the Bridge Facility will increase at the end of each three-month period after the borrowing date. Accordingly, we may incur additional interest expense if we are unable to refinance borrowings under the Bridge Facility before the interest rate increases take effect.

The consummation of the Proposed Acquisition may expose us to unknown liabilities.

Because we have agreed to acquire all of the outstanding equity interests of eOne, we will be assuming responsibility for all of its liabilities. If there are unknown liabilities or other obligations, including contingent liabilities, our business could be materially affected. As a distributor and producer of media content, eOne faces potential liability for causes of action such as defamation, invasion of privacy or other claims based on the nature and content of the materials distributed. We may also learn additional information regarding eOne that adversely affects us, such as issues that could affect our ability to comply with the Sarbanes-Oxley Act or issues that could affect our ability to comply with other applicable laws. In addition, eOne may have less cash on hand at closing than we expect.

The combined company will record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The Proposed Acquisition will be accounted for as an acquisition by Hasbro in accordance with U.S. GAAP. Under the acquisition method of accounting, goodwill as of the acquisition date will be measured as the excess amount of consideration transferred, which is generally measured at a fair value, net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed, which are also measured at their fair value. Goodwill must be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. Declines in operating results, divestitures, markets and other factors that may impact the fair value of a reporting unit could result in an impairment of goodwill or intangible assets, and, in turn, a charge to net income. Such a charge would have a negative impact on our results of operations and financial condition.

The actual results of operations and financial position of Hasbro after the Proposed Acquisition may differ materially from that contemplated by the unaudited pro forma condensed combined financial information included or incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed combined financial information included or incorporated by reference in this prospectus supplement is presented for illustrative purposes only. It is based on numerous assumptions and estimates and does not purport to reflect what the combined company’s financial position or results of operations would have been had the Proposed Acquisition been completed as of the dates assumed, nor does it reflect the combined company’s financial position or results of operations following the Proposed Acquisition, if consummated. Furthermore, while our financial statements have been prepared in accordance with U.S. GAAP, eOne’s financial statements have been prepared in accordance with international financial reporting standards as issued by the International Accounting Standards Board (“IFRS”). We have provided adjustments to these reported results under U.S. GAAP; however, there may be additional differences in the accounting standards that were not captured and which may have altered the results. In addition to the assumptions set forth therein, the unaudited pro forma condensed combined financial information reflects the assumptions of our management at the time that such information was initially prepared, and therefore does not necessarily reflect the actual amount of net proceeds we will receive from this offering or the number of shares of our common stock sold in this offering.

Any changes to these assumptions would affect the unaudited pro forma condensed combined financial information such that the combined company’s financial position or results of operations could differ materially from that contemplated by the unaudited pro forma condensed combined financial information following the consummation of the Proposed Acquisition.

Risks Relating to the Consummation of the Proposed Acquisition

This offering is not contingent upon the completion of the Proposed Acquisition. If the Proposed Acquisition is not completed, we will have broad discretion to use the net proceeds of this offering.

This offering is not contingent upon the completion of the Proposed Acquisition. Accordingly, your purchase of our common stock in this offering may be an investment in Hasbro on a stand-alone basis without any of the assets of eOne or anticipated benefits of the Proposed Acquisition. We will have broad discretion to use the net proceeds of this offering as described under “Use of Proceeds” if the Proposed Acquisition does not occur. Our management’s judgments in this regard may not result in positive returns on your investment and you may not have an opportunity, as part of your investment decision, to evaluate the economic, financial or other information upon which our management bases its decisions. The failure of our management to use the net proceeds from this offering effectively could have a material adverse effect on our business.

The Proposed Acquisition is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Proposed Acquisition in a timely manner or at all could have a material adverse effect on our business.

The completion of the Proposed Acquisition is subject to a number of conditions (see “Summary—Proposed Acquisition of eOne and Strategic Rationale—Arrangement Agreement”). In particular, to consummate the Proposed Acquisition, we and eOne will need to obtain certain required regulatory approvals, including approval under the Investment Canada Act and clearance under the merger control laws of Canada, Germany, the U.K. and the United States. As of the date of this prospectus supplement, the statutory waiting period under the Hart-Scott-Rodino Act, as amended, in the United States was terminated early and we have received antitrust approval in Canada and Germany. Further, we have submitted filings as part of the approval process under the Investment Canada Act as well as to obtain antitrust approvals in the U.K. We cannot guarantee that we will be able to receive the remaining required approvals.

Such approvals and consents, if and when received, may be conditioned upon actions that we or eOne are not otherwise obligated to take under the Arrangement Agreement, which could result in the termination of the Arrangement Agreement by us or eOne. The Arrangement Agreement also contains other termination rights for each of Hasbro and eOne under certain circumstances, including if the consummation of the Proposed Acquisition does not occur on or before December 31, 2019, subject to extension to March 30, 2020 if one or more regulatory approvals remains outstanding. As such, a substantial delay in obtaining the required authorizations, approvals or consents (or the imposition of unfavorable terms, conditions or restrictions contained therein) could prevent the completion of the Proposed Acquisition or have an adverse effect on our ability to achieve the anticipated benefits of the Proposed Acquisition.

We and eOne will be subject to business uncertainties while the Proposed Acquisition is pending that could adversely affect our and its businesses.

Whether or not the Proposed Acquisition is completed, the announcement and pendency of the Proposed Acquisition could disrupt our and eOne’s businesses. For example, our and eOne’s current and prospective employees may experience uncertainty about their roles within our company following the consummation of the Proposed Acquisition, which may have an adverse effect on the ability of each of us to attract or retain key management and other key personnel. Parties with which Hasbro or eOne does business may also experience uncertainty associated with the Proposed Acquisition, including with respect to current or future business relationships with the combined company. The risk, and adverse effects, of such disruptions could increase as the Proposed Acquisition stays pending for longer periods of time.

We may be adversely affected by changes in foreign currency exchange rates.

The Consideration for the Proposed Acquisition is denominated in pounds sterling, and the U.S. dollar equivalent of the Consideration could differ materially from the amount listed under “Use of Proceeds” and elsewhere in this prospectus supplement based on changes in foreign currency exchange rates. The value of the United States dollar against other currencies is affected by factors not within our control, including, among other things, changes in political and economic conditions and perceived changes in the economy of the United States relative to those of other countries. We cannot assure you that the Hedging Arrangements will perfectly mitigate the risk that fluctuations in foreign currency exchange rates may render the Transactions either prohibitively costly or reduce the anticipated benefits of the Proposed Acquisition.

Risks Related to the Ownership of Our Common Stock

The trading price of our common stock may be volatile, and purchasers of our common stock could incur substantial losses.

The market price of our common stock may be subject to significant fluctuations in response to actual or anticipated variations in our operating results or other factors beyond our control. In addition, the securities markets have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general market, economic and political conditions, such as recessions, tariffs or potential application thereof, loss of investor confidence or interest rate changes, may negatively affect our business and the market price of our common stock. If any of the foregoing occurs, it could cause our stock price to fall and may result in purchasers of our common stock losing some or all of the value of their investment in our common stock.

We cannot guarantee the timing, declaration or amount of dividends on, or repurchases of, our common stock.

The timing, declaration and amount of future dividends to shareholders is at the discretion of our Board of Directors and will depend on many factors such as our financial condition, earnings, cash flows, capital requirements, any future debt service obligations, covenants under our existing or future debt agreements, industry practice, legal requirements, regulatory constraints and other factors our Board of Directors deems relevant. As of the date of this prospectus supplement, we have suspended our stock repurchase program in order to prioritize deleveraging and compliance with covenants under our debt agreements, and we may similarly determine to limit, suspend or otherwise forego any repurchases of common stock in the future. Our ability to pay dividends or repurchase common stock also depends on our ongoing ability to generate cash from operations.

If securities analysts do not publish research or reports about our business, or if they issue unfavorable commentary or negative recommendations with respect to our common stock, the price of our common stock could decline.

The trading market for our common stock is influenced by the research and reports that equity research and other securities analysts publish about us, our business and our industry. We do not have control over these analysts. Analysts could issue negative recommendations with respect to our common stock or publish other unfavorable commentary or cease publishing reports about us, our business or our industry. If one or more of these analysts cease coverage of us, we could lose visibility in the market. Further, one or more analysts could downgrade their evaluations of our stock. As a result of one or more of these factors, the market price of our common stock could decline rapidly and our common stock trading volume could be adversely affected.

Future sales may adversely affect our common stock price.

Future sales of our common stock in the public or private market, or the perception that these sales may occur, could cause the market price of our common stock to decline. Any transaction involving newly issued common stock could also result in dilution, possibly substantial, to existing stockholders. A decline in the market price of our common stock or the perception of future sales may make it more difficult for us to raise capital through the sale of equity or equity-related securities in the future at a time and price favorable to us.

Certain provisions of our restated articles of incorporation and amended and restated bylaws, debt covenants and Rhode Island law may discourage a takeover of the Company or limit the price that investors might be willing to pay for shares of our common stock.

Our restated articles of incorporation and amended and restated bylaws contain certain provisions that may discourage, delay, or prevent a change in our management or control over us. For example, our restated articles of incorporation and amended and restated bylaws, collectively:

•	provide that a director may be removed only for cause by a majority vote of directors then in office or a majority of the outstanding shares entitled to vote on the election of that director;

•	place limits on the calling of shareholder meetings;

•

provide that a number of extraordinary corporate transactions, such as a merger, consolidation or sale of all or substantially all assets, must be approved by at least 80% of the shares then entitled to vote; and

•	establish advance notice requirements for nominations of candidates for elections as directors or to bring other business before an annual meeting of our shareholders.

These provisions could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of shareholders may consider such proposal, if effected, desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of our Board of Directors. Moreover, these provisions may inhibit increases in the trading price of our common stock that may result from takeover attempts or speculation.

Our restated articles of incorporation also authorize our Board of Directors to issue new series of preferred stock without shareholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your common stock could be negatively affected. For example, subject to applicable law, our Board of Directors could create a series of preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to our existing common stock. The ability of our Board of Directors to issue this new series of preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our shareholders.

In addition, some of our debt covenants contained in the indentures for our outstanding public notes may delay or prevent a change in control. Certain of our outstanding notes contain change of control provisions that give the holders of those notes the right to require us to purchase the notes upon a change in control at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest.

USE OF PROCEEDS

We expect the net proceeds from the sale of common stock in this offering to be approximately $848,750,063 (or approximately $976,062,568 if the underwriters exercise their option to purchase additional shares of our common stock in full) after deducting estimated underwriting discounts and commissions but not estimated offering expenses payable by us.

We intend to use the net proceeds of this offering, together with cash on hand and the net proceeds of certain Hedging Arrangements, borrowings under the Hasbro Term Loan Facility and Other Unsecured Debt to finance, in part, the Proposed Acquisition of eOne and to pay related costs and expenses.

This offering is not contingent on the completion of the Proposed Acquisition. If the Proposed Acquisition does not occur, we intend to use the net proceeds of this offering to repurchase our common stock or for general corporate purposes, which may include debt repayment, capital expenditures and investments.

Pending application of the net proceeds of this offering as described herein, we expect to invest such net proceeds in high-quality, short-term debt securities.

The actual net proceeds from the financing transactions and the related costs and expenses will likely vary from the estimates reflected in the following table, in particular due to fluctuations in exchange rates, and the U.S. dollar equivalent could materially differ from the estimates outlined below.

Sources of Funds		Uses of Funds(2)
(in $ billions)
Shares offered in this offering(1)	$0.875	Consideration	$3.781
Hasbro Term Loan Facility	1.000	Principal amount of eOne Notes repaid	0.540
Other Unsecured Debt	2.475	Repayment of other borrowings	0.190
Cash on hand, including proceeds from Hedging Arrangements	0.321	Transaction costs and expenses(3)	0.160

Total sources of funds	$4.671	Total uses of funds	$4.671

(1)	Assumes the underwriters do not exercise their option to purchase additional shares of our common stock.
(2)

The consideration is denominated in pounds sterling, and is estimated using an exchange rate of £1.0000 to $1.2984, which represents the spot rate on October 18, 2019. The principal amount of eOne Notes and certain borrowings of eOne are also denominated in pounds sterling, and are estimated using an exchange rate of £1.0000 to $1.2697, which represents the spot rate on June 30, 2019; this rate was chosen in order to present the U.S. dollar value of this indebtedness consistently with the presentation in the unaudited pro forma condensed combined financial information that is included or incorporated by reference into this prospectus supplement. Lastly, certain transaction costs and expenses are also denominated in pounds sterling, and are estimated using an exchange rate of £1.0000 to $1.28049, which represents the average exchange rate for the three months ended June 30, 2019; this rate was chosen in order to present the U.S. dollar value of such costs consistently with the presentation in the unaudited pro forma condensed combined financial information that is included or incorporated by reference into this prospectus supplement.

(3)

Includes indicative costs associated with the redemption of eOne Notes as well as discounts and financing fees. In connection with the consummation of the Proposed Acquisition, we may elect to redeem the eOne Notes pursuant to the various available redemption features thereof. The foregoing does not constitute a notice of redemption under the indenture governing the eOne Notes, and is not an indication of any determination as to whether any such redemption will occur.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization (including short-term debt) as of September 29, 2019 (a) on an actual basis and (b) on an as adjusted basis to give effect to this offering; the anticipated borrowings under the Hasbro Term Loan Facility; the incurrence of Other Unsecured Debt and the anticipated application of the proceeds therefrom; and the use of cash on hand in connection with the consummation of the Transactions.

The following data are qualified in their entirety by Hasbro’s and eOne’s financial statements incorporated by reference or included herein. You should read this table in conjunction with “Summary—Proposed Acquisition of eOne and Strategic Rationale,” “Risk Factors” and “Use of Proceeds.”

	At September 29, 2019
	(in $ thousands) (unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$1,060,432	$989,921
Short-term borrowings	7,903	7,903
Revolving credit facility(1)	—	—
6.35% Notes due 2040	500,000	500,000
3.50% Notes due 2027	500,000	500,000
5.10% Notes due 2044	300,000	300,000
3.15% Notes due 2021	300,000	300,000
6.60% Debentures due 2028	109,895	109,895
Hasbro Term Loan Facility, $400 maturing September 2022 and $600 maturing September 2025	—	1,000,000
Other Unsecured Debt	—	2,475,000
eOne production financing	—	187,297
Other	(13,691)	(36,323)

Total debt	1,704,107	5,343,772
Total shareholders’ equity	1,840,907	2,659,757

Total capitalization	$3,545,014	$8,003,529

(1)

During the third quarter of 2019, the Company entered into a second amended and restated revolving credit agreement with Bank of America, N.A. and certain other financial institutions, as lenders thereto, which provides the Company with commitments having a maximum aggregate principal amount of $1,500,000. The revolving credit facility matures on November 26, 2023 (subject to extension in certain circumstances).

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Shares of our common stock are listed on Nasdaq under the symbol “HAS”. The following table sets forth, for the fiscal quarters indicated, the reported high and low intra-day sales prices per share of our common stock as reported on Nasdaq.

	Price Ranges
	High	Low
Fiscal Year Ended December 31, 2017
First quarter	$101.08	$77.20
Second quarter	$113.49	$94.76
Third quarter	$116.20	$91.57
Fourth quarter	$99.17	$87.92

Fiscal Year Ended December 30, 2018
First quarter	$103.39	$83.56
Second quarter	$93.00	$79.00
Third quarter	$109.60	$91.70
Fourth quarter	$107.57	$76.84

Fiscal Year Ended December 29, 2019
First quarter	$93.19	$77.34
Second quarter	$108.86	$84.61
Third quarter	$126.87	$103.04
Fourth quarter (through November 1, 2019)	$122.39	$96.01

On November 5, 2019, the last reported sale price of our common stock on Nasdaq was $95.79 per share. As of November 5, 2019, there were 126,241,214 shares of our common stock issued and outstanding.

We seek to return cash to our shareholders through the payment of quarterly dividends. We increased the quarterly dividend rate from $0.63 per share in 2018 to $0.68 per share in 2019, with this increase first being effective for the dividend paid in May 2019. This was the 15th dividend increase in the previous 16 years. During that period, the Company has increased the quarterly cash dividend from $0.03 per share to $0.68 per share. However, the declaration, amount, timing and payment of any future dividends are subject to the determination and approval of our Board of Directors based on then-current or anticipated future conditions including our results of operations, capital requirements, financial condition, legal requirements or other factors deemed relevant by our Board of Directors. See “Risk Factors—Risks Related to Our Common Stock—We cannot guarantee the timing, declaration or amount of dividends on, or repurchases of, our common stock.”

DESCRIPTION OF COMMON STOCK

As of November 5, 2019, there were 126,241,214 shares of our common stock issued and outstanding. See “Description of Capital Stock” in the accompanying prospectus for a summary of our common stock.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. This summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the Medicare tax on net investment income) or any foreign, state or local tax considerations. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances (e.g., U.S. expatriates, foreign pension funds, “controlled foreign corporations,” “passive foreign investment companies” or partnerships or other pass-through entities for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate generally will be required to provide documentation (generally Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E) certifying its entitlement to benefits under a treaty.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided that the non-U.S. holder provides appropriate documentation (generally IRS Form W-8ECI). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale or other disposition or the period that such non-U.S. holder held such common stock and either (a) our common stock was not treated as regularly traded on an established securities market in the calendar year in which the sale or other disposition occurs, or (b) such non-U.S. holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods described above.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by certain U.S.-source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (1) a “foreign financial institution” (as defined under the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (2) a “non-financial foreign entity” (as defined under the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, recently proposed U.S. Treasury regulations that may generally be relied upon pending finalization eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities which are deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements (each of the foregoing described in clauses (i), (ii), and (iii) being referred to herein as a “Plan”).

General fiduciary matters and prohibited transaction issues

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

In considering an investment in our common stock with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duty to the Plan, including without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Government plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring shares of our common stock.

Representation

Accordingly, by its acceptance of our common stock, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire our common stock constitutes assets of any Plan or (ii) the acquisition of our common stock by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither his discussion nor anything provided in this prospectus is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of our common stock should consult and rely on their own counsel and advisers as to whether an investment in our common stock is suitable for the Plan. The sale of our common stock to any Plan is in no respect a representation by us, an underwriter or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such investment is prudent or appropriate for plans generally or any particular Plan.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom BofA Securities, Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as representatives, have severally and not jointly agreed to purchase, and we have agreed to sell to them, severally and not jointly, the number of shares of our common stock set forth opposite its name below:

Underwriters	Number of Shares
BofA Securities, Inc.	2,486,845
J.P. Morgan Securities LLC	1,565,789
Citigroup Global Markets Inc.	1,197,368
Citizens Capital Markets, Inc.	1,059,210
MUFG Securities Americas Inc.	736,842
Scotia Capital (USA) Inc.	736,842
SunTrust Robinson Humphrey, Inc.	736,842
BBVA Securities Inc.	230,263
Huntington Investment Company	230,263
SMBC Nikko Securities America, Inc.	230,263

Total	9,210,527

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters are obligated to take and pay for, severally and not jointly, all of the shares offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares of our common stock described below.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters initially propose to offer part of the shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the representatives. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,381,579 additional shares of our common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discount we will pay to the underwriters in this offering, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,381,579 shares.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$95.00	$875,000,065	$1,006,250,070
Underwriting discount	$2.85	$26,250,002	$30,187,502
Proceeds, before expenses, to Hasbro	$92.15	$848,750,063	$976,062,568

The estimated offering expenses payable by us, including those in connection with printing, advisory services and other miscellaneous items, exclusive of the underwriting discount, are approximately $500,000. We have agreed to reimburse the underwriters for expenses relating to any required review of this offering by the Financial Industry Regulatory Authority, Inc.

Our common stock is listed on the Nasdaq under the symbol “HAS”.

We and all of our directors and executive officers, through entering into lock-up agreements, have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”): (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (collectively, “restricted securities”) whether owned as of the date of this prospectus supplement or thereafter acquired or with respect to which they have or thereafter acquire beneficial ownership as such term is used in Rule 13d-3 under the Exchange Act or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the restricted securities, whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise. In addition and our directors and executive officers each agreed not to exercise any right with respect to the registration of any restricted securities, in each case during the restricted period and without the prior written consent of the representatives on behalf of the underwriters.

Subject to certain limitations and exceptions, the restrictions described in the immediately preceding paragraph do not apply to transfers:

•	that are bona fide gift or gifts; or

•	to any trust for the direct or indirect benefit of our directors and executive officers or the immediate family of our directors and executive officers; or

•	as a distribution to limited partners or stockholders of our directors and executive officers; or

•	to the affiliates of, or to any investment fund or other entity controlled or managed by, our directors and executive officers; or

•	by will or intestacy or by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; or

•

in accordance with the terms of a 10b5-1 Plan under the Exchange Act (“10b5-1 Plan”) in existence as of the date of this prospectus supplement without any further amendment or modification (nor do the lock-up agreements restrict the establishment of a 10b5-1 Plan during the restricted period so long as no sales are made pursuant to such 10b5-1 Plan during the restricted period); or

•

resulting from the sales of shares of common stock held as of the date of this prospectus supplement through our 401(k) plan existing as of the date of this prospectus supplement and pursuant to portfolio balancing opportunities provided by the terms of such 401(k) plan; or

•

resulting from the forfeiture, cancelation, withholding, surrender or delivery of shares of our common stock to satisfy any income, employment or social security tax withholding or remittance obligations in connection with the vesting during the restricted period of any restricted stock unit, restricted stock, performance contingent stock, stock options or other equity interests; or

•	to us or our subsidiaries upon death, disability or termination of employment; or

•

to us or our subsidiaries (a) in connection with the exercise or vesting of outstanding options, warrants, restricted stock units, restricted stock, performance contingent stock or other equity interests granted pursuant to the Company’s equity incentive plans, including transfers deemed to occur upon the “net” or “cashless” exercise of options, or (b) for the sole purpose of paying the exercise price of such options, warrants, restricted stock units or other equity interests or for paying taxes (including estimated taxes) due as a result of the exercise or vesting of such options, warrants, restricted stock units, restricted stock, performance contingent stock or other equity interests or as a result of the vesting of shares of our common stock under restricted stock awards pursuant to our employee benefit plans; or

•

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of shares of our common stock involving a “change of control” of the Hasbro; provided that if such transaction is not consummated, the restricted securities shall remain subject to the restrictions set forth in the lock-up agreement; or

•	as required by applicable law or pursuant to an order of a court or regulatory agency of competent jurisdiction; or

•	to a nominee or custodian of a person or entity to whom transfer would be otherwise be permissible under the terms of the lockup agreements described above.

It is possible that filings pursuant to Section 16(a) of the Exchange Act or Rule 144 under the Securities Act may be made in connection with transfers contemplated by these exceptions during the restricted periods. The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares of our common stock. The underwriters may close out any covered short sale by exercising the option or purchasing shares of our common stock in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of our common stock compared to the price available under the option. The underwriters may also sell shares of our common stock in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the shares. These activities may raise or maintain the market price of the shares above independent market levels or prevent or retard a decline in the market price of the shares. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, in connection with the Proposed Acquisition, certain of the underwriters and/or their affiliates have provided committed financing under the Bridge Commitment, pursuant to which they receive customary commitment fees in connection with their respective commitments and, in the event we borrow under the Bridge Facility, would receive certain additional funding and other fees. The consummation of this offering reduces in part the need to draw on such commitment. In addition, J.P. Morgan Cazenove, an affiliate of J.P. Morgan Securities LLC, is a financial advisor to eOne in connection with the Proposed Acquisition, for which it will receive customary fees, indemnity and expense reimbursement. In addition, certain of the underwriters and/or their affiliates are also lenders and/or agents under our revolving credit facility, which we may draw upon to refinance eOne’s revolving credit facility in connection with the Proposed Acquisition, and receive customary fees and expenses in connection therewith and would receive proceeds from this offering if we were to temporarily reduce our borrowings under our revolving credit facility. Certain of the underwriters in this offering are also expected to act as underwriters in offering of senior unsecured notes we may conduct in order to finance the Transactions, as lenders/arrangers under the Hasbro Term Loan Facility and may act as principals or counterparties for certain hedging or similar transactions in connection with the Proposed Acquisition, for which they will receive customary fees and expenses. In addition, in an effort to manage our exposure to interest rate risk associated with the Notes Offering, we have entered into, and in the future, may enter into, financial derivative instruments such as interest rate swap agreements with certain of the underwriters or their respective affiliates.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments, for which they received or will receive customary fees and expenses.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares have been offered or will be offered pursuant to the offering of our common shares to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant Member State to qualified investors, in circumstances in which the prior consent of the Underwriters has been obtained to each such proposed offer or resale.

The Company, the Underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the shares or this offering do not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and

Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the shares or the offering has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the shares or the offering may be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Korea

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the shares or the offering should be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell the shares in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the shares or the offering to acquire the shares under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea in any way pursuant to the FSCMA, and the shares may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the shares may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold shares complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold shares.

Notice to Prospective Investors in Taiwan

The shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the shares in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the shares or the offering do not constitute a public offer of securities in the United Arab Emirates (including the

Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the shares or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Certain legal matters with respect to the legality of the common stock being offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP and Tarrant Sibley, Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company. Weil, Gotshal & Manges LLP, New York, New York, is advising the underwriters in connection with this offering of our common stock.

EXPERTS

The consolidated financial statements and schedule II of Hasbro, Inc. and its subsidiaries as of December 30, 2018 and December 31, 2017, and for each of the years in the three-year period ended December 30, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2018, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Entertainment One Ltd. included in Exhibit 99.1 of Hasbro, Inc.’s Current Report on Form 8-K dated November 4, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://hasbro.gcs-web.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

We also make available free of charge on our website at https://hasbro.gcs-web.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as well as proxy materials we file with the SEC pursuant to Section 14 of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Governance Principles, Corporate Code of Conduct and Standards for Director Independence are available free of charge on our website at https://hasbro.gcs-web.com or in print by writing to Hasbro, Inc., 1027 Newport Avenue, Pawtucket, Rhode Island 02861-1059, Attention: Investor Relations, or by calling (401) 731-8697. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus supplement, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of this offering of common stock. Any statement in a document incorporated by reference is an important part of this prospectus supplement. We do not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such current reports.

•	Our Annual Report on Form 10-K as of and for the fiscal year ended December 30, 2018;

•	Our Quarterly Reports on Form 10-Q for the quarterly and year-to-date periods ended March 31, 2019, June 30, 2019 and September 29, 2019; and

•	Our Current Reports on Form 8-K filed on May 17, 2019, August 23, 2019, September 24, 2019 and November 4, 2019.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus supplement, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus supplement by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, Rhode Island 02861-1059

Attention: Investor Relations

(401) 431-8697

PROSPECTUS

Hasbro, Inc.

Common Stock

We may offer and sell from time to time, in one or more offerings, shares of our common stock, par value $0.50 per share (“common stock”). This prospectus describes the shares of common stock and the general manner in which we may offer them for sale. A prospectus supplement to this prospectus will describe the specific manner in which we will offer the shares of common stock and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in shares of our common stock. This prospectus may not be used to offer and sell shares of our common stock unless accompanied by a prospectus supplement describing the method and terms of the offering of shares of common stock.

We may sell shares of our common stock on an immediate, continuous or delayed basis directly, through underwriters, dealers or agents as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of our common stock. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any shares of common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts. In addition, the underwriters may overallot a portion of the common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HAS”.

Investing in our securities involves certain risks. Please read carefully the section titled “Risk Factors” beginning on page 1 of this prospectus.

Our executive offices are located at 1027 Newport Avenue, Pawtucket, Rhode Island 02861 and our telephone number is (401) 431-8697.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 4, 2019.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus, any accompanying supplement to this prospectus or any applicable free writing prospectus. We do not take responsibility for any information or representation not contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or applicable free writing prospectus. This prospectus, any accompanying prospectus supplement and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the shares of common stock to which they relate. Nor do this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement, the documents incorporated herein and therein by reference, or any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus, any accompanying prospectus supplement or an applicable free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition and results of operations may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we may from time to time sell an indeterminate amount of shares of our common stock described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering, including the specific amounts and prices of the shares of common stock offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 1 of this prospectus. Generally, the term “prospectus” refers to this prospectus and any accompanying prospectus supplement together.

Unless the context otherwise indicates, references in this prospectus to the “Registrant,” the “Company,” “we,” “our” and “us” refer, collectively, to Hasbro, Inc., a Rhode Island corporation, and its subsidiaries. Capitalized names of brands and products are service marks, trademarks or trade names of Hasbro or other persons.

RISK FACTORS

Before you purchase shares of common stock offered pursuant to this prospectus, you should be aware of various risks, including but not limited to those discussed in the section of any accompanying prospectus supplement entitled “Risk Factors,” as well as those discussed in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 29, 2019, which are incorporated into this prospectus by reference and may be updated and modified periodically in our reports filed with the SEC and incorporated into this prospectus by reference. See “Where You Can Find More Information” for more information on these reports. You should carefully consider these risk factors together with all other information in this prospectus and any accompanying prospectus supplement before you decide to invest in shares of common stock. The risks and uncertainties described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. If any of the risks facing us actually occurs, our business, results of operations and cash flows could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://hasbro.gcs-web.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. For further information, you should refer to the Registration Statement and its exhibits.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document that is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement.

This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K as of and for the fiscal year ended December 30, 2018;

•	our Quarterly Reports on Form 10-Q for the quarterly and year-to-date periods ended March 31, 2019, June 30, 2019 and September 29, 2019;

•	our Current Reports on Form 8-K filed on May 17, 2019, August 23, 2019, September 24, 2019 and November 4, 2019; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 20, 2010, and all amendments and reports filed for the purpose of updating that description.

We also are incorporating by reference all future documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering of the securities made hereby (other than information in and exhibits to such documents that are deemed not to be filed).

We make available free of charge on our corporate website at https://hasbro.gcs-web.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed pursuant to Section 13(a) of the Exchange Act as well as proxy materials we file with the SEC pursuant to Section 14 of the Exchange Act, as soon as reasonably practicable after we electronically file such material with the SEC. Our Corporate Code of Conduct, Standards for Directors Independence and Governance Principles are available free of charge on our corporate website at https://hasbro.gcs-web.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, Rhode Island 02861-1059

Attention: Investor Relations

(401) 431-8697

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” may relate to such matters as our business and marketing strategies, anticipated financial performance or business prospects in future periods, expected technological and product developments, the expected content of and timing for scheduled new product introductions or our expectations concerning the future acceptance of products by customers, the content and timing of planned entertainment releases including motion pictures, television and digital content, any proposed acquisitions, marketing and promotional efforts, research and development activities, liquidity, and similar matters. Forward-looking statements are inherently subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “looking forward,” “may,” “planned,” “potential,” “should,” “will” or “would” or any variations of words with similar meanings.

We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed or anticipated herein and in other Company reports, SEC filings, statements and presentations. These forward-looking statements should, therefore, be considered in light of various important factors, including those factors described in more detail in our Annual Report on Form 10-K for the year ended December 30, 2018 and in any subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K under Item 1A, “Risk Factors” as well as in any subsequent periodic or current reports filed with the SEC under the Exchange Act, that include “Risk Factors” or that discuss risks to us. See “Where You Can Find More Information” for more information on these reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

HASBRO, INC.

Hasbro is a global play and entertainment company committed to Creating the World’s Best Play and Entertainment Experiences. We strive to do this through deep consumer engagement and the application of consumer insights, the use of immersive storytelling to build brands, product innovation and the development of global business reach. We apply these principles to leverage our owned and controlled brands, including Franchise Brands BABY ALIVE, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, as well as the brands of our partners included in our partner brands portfolio. From toys and games to television, movies, digital gaming and other forms of digital entertainment and a comprehensive consumer products licensing program, Hasbro fulfills the fundamental need for play and connection for children and families around the world. Our entertainment labels, Allspark Pictures and Allspark Animation, create entertainment-driven brand storytelling across mediums, including television, film and more.

Each of these principles are executed globally in alignment with our strategic plan, the brand blueprint. At the center of this blueprint, we re-imagine, re-invent and re-ignite our owned and controlled brands and imagine, invent and ignite new brands, through product innovation, immersive entertainment offerings, including television and motion pictures, digital gaming and a broad range of consumer products. As the global consumer landscape, shopping behaviors and the retail environment continue to evolve, we continue to transform and reimagine our business strategy. This transformation includes changing many of the ways we organize across our brand blueprint, re-shaping us to become a better equipped and adaptive, digitally-driven organization, including investing in the development of an omni-channel retail presence.

Our principal executive offices are located at 1027 Newport Avenue, Pawtucket, Rhode Island 02861, and our telephone number is (401) 431-8697.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, repurchases of our common stock, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Pending any specific application, we may initially invest funds in high-quality, short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and, therefore, is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our restated articles of incorporation, as amended, our amended and restated bylaws and applicable provisions of Rhode Island corporate law. You should read our articles of incorporation and bylaws, which are filed as exhibits to the Registration Statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 600,000,000 shares of common stock and 5,000,000 shares of preference stock. As of October 18, 2019, 126,253,142 shares of common stock were outstanding and no shares of preference stock were outstanding.

Common Stock

Voting Rights.

The holders of the common stock are entitled to voting rights for the election of directors and for other purposes, subject to any voting rights which may in the future be granted to subsequently created series of preference stock. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by shareholders of the Company.

Dividend Rights.

The holders of outstanding shares of the common stock are entitled to receive dividends when and if declared by our Board of Directors out of any funds legally available.

Liquidation Rights.

Subject to the prior rights of creditors and the holders of any outstanding shares of preference stock, the holders of the common stock are entitled to share ratably in our remaining assets in the event of liquidation, dissolution or winding up of the Company.

Other Provisions.

The common stock is fully paid and is not liable to any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the common stock, and there are no preemptive rights held by holders of the common stock.

Transfer Agent and Registrar.

Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.

Preference Stock

Our Board of Directors has the authority to issue up to 5,000,000 shares of preference stock in one or more series and to fix the serial designation of the series, the number of authorized shares of the series, dividend rates and terms, convertibility features, redemption rates and prices, liquidation preferences, voting rights and any other rights, limitations and qualifications applicable to each series of preference stock. The authorized shares of our preference stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our shareholders is not required for the issuance of shares of our preference stock, our Board of Directors may determine not to seek shareholder approval.

Provisions of Our Restated Articles of Incorporation and Amended and Restated Bylaws and Rhode Island Law That May Have Anti-Takeover Effects

The provisions of our restated articles of incorporation, amended and restated bylaws and Rhode Island Law summarized in the following paragraphs could have an impact on potential transactions involving a change in control of the Company or other extraordinary transaction. These provisions are intended to serve the best interests of the Company and its shareholders. They may, however, delay, defer or prevent a tender offer or other transaction that a shareholder might consider to be in his or her best interest.

Removal of Directors.

Our restated articles of incorporation and amended and restated bylaws provide that, except as required by law, a director may be removed only for cause by a vote of at least a majority in number of our entire Board of Directors or by a vote of at least a majority of the outstanding shares entitled to vote on the election of that director. If an Interested Person, as defined below, exists, our restated articles of incorporation and amended and restated bylaws provide that such removal must be approved by (1) at least a majority in number of our entire Board of Directors, including a majority of the Continuing Directors, as defined below, or (2) by the holders of at least 80% of the outstanding shares then entitled to vote on the election of that director, including the holders of a majority of the outstanding shares then entitled to vote on the election of that director that are not beneficially owned or controlled, directly or indirectly, by any Interested Person.

No Action By Written Consent.

Our restated articles of incorporation and amended and restated bylaws provide that any action required or permitted to be taken by our shareholders may be effected only at an annual or special meeting of shareholders, or by the unanimous written consent of shareholders.

Advance Notice Requirements.

Shareholders wishing to nominate persons for election to our Board of Directors at an annual meeting or to propose any business to be considered by our shareholders at an annual meeting must comply with certain advance notice and other requirements set forth in our amended and restated bylaws.

Proxy Access.

Our amended and restated bylaws permit an eligible shareholder or group of shareholders to include up to a specified number of director nominees in our proxy materials for an annual meeting of shareholders. To be eligible, the shareholder (or group of up to twenty shareholders) must have continuously owned for at least three years 3% or more of the total voting power of our outstanding shares of capital stock entitled to vote in the election of directors. The maximum number of shareholder nominees permitted under the proxy access provisions of our bylaws is the greater of (x) two or (y) 20% of the number of our directors in office as of the last day on which notice of a nomination may be delivered or, if such amount is not a whole number, the closest whole number below 20%.

Special Meetings.

Pursuant to the Rhode Island Business Corporation Act, a special meeting of shareholders may be called by the Board of Directors or by any other person authorized to do so in a Rhode Island corporation’s articles of incorporation or bylaws. Our amended and restated bylaws provide that special meetings of shareholders may only be called by the Chairman of our Board of Directors, any Vice Chairman thereof, any Chief Operating Officer, our President or our Board of Directors.

Amendments to the Articles of Incorporation and Bylaws.

Certain provisions of the restated articles of incorporation (such as those providing for approvals of extraordinary transactions when an Interested Person exists and those governing the calling of shareholder meetings and action by shareholder written consent) require a vote of 66 2/3% of our outstanding shares to be amended (80% of the outstanding shares if an Interested Person exists).

The amended and restated bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Board of Directors without shareholder approval. The shareholders of the Company may adopt, amend or repeal the bylaws upon the vote of at least 66 2/3% of the outstanding shares, provided that such vote must be approved by at least 80% of the outstanding shares if there is an Interested Person.

Business Combinations.

In order to approve a number of extraordinary corporate transactions, such as a merger, consolidation or sale of all or substantially all assets, with an Interested Person, as defined below, our restated articles of incorporation and amended and restated bylaws require:

•	an 80% vote of all outstanding shares entitled to vote, including a majority vote of all disinterested shareholders;

•	the approval of a majority of the entire Board of Directors, including the affirmative vote of a majority of the “Continuing Directors,” as defined in our restated articles of incorporation; and

•	the satisfaction of procedural requirements, which are intended to assure that shareholders are treated fairly under the circumstances.

“Interested Person,” as used above, means:

•

any person together with its “Affiliates” and “Associates,” as defined in the Exchange Act, and any person acting in concert therewith who is the beneficial owner, directly or indirectly, of 10% or more of the votes held by the holders of the securities generally entitled to vote for directors (the “Voting Stock”),

•	any Affiliate or Associate of an Interested Person, including without limitation, a Person acting in concert therewith,

•

any person that at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the votes held by the holders of shares of Voting Stock; or

•

an assignee of, or successor to, any shares of Voting Stock which were at any time within the two year period prior to the date in question beneficially owned by any Interested Person, if such assignment or succession occurred in a transaction or series of transactions not involving a public offering as defined by the Securities Act.

This definition of an Interested Person is subject to certain exceptions as contained within our restated articles of incorporation.

The 80% vote will not be required and, in accordance with the Rhode Island Business Corporation Act, only a majority vote of shareholders will generally be required if this type of a transaction is approved by a majority of the entire Board of Directors, including the affirmative vote of at least two-thirds of the Continuing Directors.

PLAN OF DISTRIBUTION

General

We may sell shares of our common stock:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions;

•	through a combination of any of these methods of sale;

•	in a subscription rights offering to our existing security holders; or

•	through a combination of any of the above methods of sale, or any other method permitted by law or described in the applicable prospectus supplement.

The distribution of the common stock may be effected from time to time in one or more transactions: at a fixed price, or prices, which may be changed from time to time; at market prices prevailing at the time of sale; at prices related to such prevailing market prices; or at negotiated prices.

Each prospectus supplement will describe the method of distribution of the common stock and any applicable restrictions. The prospectus supplement for each series of common stock we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of the agent or any underwriters and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the shares of common stock that we will offer. The shares of common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and, unless otherwise set forth in any accompanying prospectus supplement, the obligations of the underwriters to purchase these shares will be subject to conditions and the underwriters will be obligated to purchase all of these shares if any are purchased. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares for whom they may act as agent. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

The shares of common stock subject to the underwriting agreement may be resold by the underwriters from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters may purchase and sell the common stock in the open market.

These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Underwriters may sell the common stock to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we offer common stock in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.

Any underwriters, dealers or agents involved in selling our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such underwriters, dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Agents

We may also sell shares of the common stock through agents designated by us from time to time. We will name any agent involved in the offer or sale of the shares and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a reasonable best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

We may sell any of the shares of common stock directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable shares and we will describe the terms of any sales of these shares in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in any accompanying prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common stock from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We may indemnify underwriters, dealers, agents or remarketing firms who participate in the distribution of the shares of common stock against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses. This includes commercial banking and investment banking transactions.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, Tarrant Sibley, Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company, will provide opinions regarding the authorization and validity of the shares of our common stock offered hereby. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements and schedule II of Hasbro, Inc. and its subsidiaries as of December 30, 2018 and December 31, 2017, and for each of the years in the three-year period ended December 30, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2018, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Entertainment One Ltd. included in Exhibit 99.1 of Hasbro, Inc.’s Current Report on Form 8-K dated November 4, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

9,210,527 Shares

Hasbro, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

J.P. Morgan

Citigroup

Citizens Capital Markets

MUFG

Scotiabank

SunTrust Robinson Humphrey

Co-Managers

BBVA

Huntington Capital Markets

SMBC

November 5, 2019